Exhibit 2.9

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

RCS CAPITAL CORPORATION,

THE SELLERS, EXECUTIVES AND INDIVIDUAL SELLER NAMED HEREIN,

VALIDUS/STRATEGIC CAPITAL PARTNERS, LLC,

THE GUARANTORS NAMED HEREIN,

and

MARIO GARCIA JR., as the SELLERS’ REPRESENTATIVE

May 19, 2014

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	4.7	Supplemental Representations and Warranties	25

5.	Further Agreements of the Parties		27
	5.1	Fulfillment of Obligations	27
	5.2	Notices, Consents and Approvals	28
	5.3	Operation of the Business	28
	5.4	Notices	29
	5.5	Expenses	30
	5.6	Publicity	30
	5.7	Sellers’ Release	30
	5.8	Certain Tax Matters	30
	5.9	Access to Information	33
	5.10	Exclusivity	34
	5.11	Registration	34
	5.12	Cooperation	35

6.	Non-Competition and Related Covenants		35
	6.1	Non-Competition	35
	6.2	Non-Solicitation	36
	6.3	Confidentiality	36
	6.4	[Reserved.]	36
	6.5	Enforcement, etc.	36
	6.6	Tail Insurance	36

7.	Conditions to Closing.		37
	7.1	Condition to Obligations of Each Party	37
	7.2	Conditions to the Obligations of Buyer	37
	7.3	Conditions to the Obligations of Sellers	38

8.	Transactions at the Closing.		39
	8.1	Repayment of Indebtedness	39

9.	Survival of Representations and Warranties; Indemnification		39
	9.1	Survival	39
	9.2	Indemnification by Sellers	40
	9.3	Indemnification by Buyer	40
	9.4	Limitations on Liability	41
	9.5	Defense of Claims	41
	9.6	Set-Off	42
	9.7	No Circular Recovery	42
	9.8	Priority; Exclusive Remedy	42
	9.9	Effect of Insurance	42
	9.10	Indemnity Payment as Purchase Price Adjustment	43
	9.11	No Right of Contribution	43
	9.12	Acknowledgement	43

10.	Termination		43
	10.1	Termination	43
	10.2	Effect of Termination	44

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11.	Miscellaneous		44
	11.1	Notices	44
	11.2	Entire Agreement	45
	11.3	Interpretation	45
	11.4	Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial	45
	11.5	Severability	46
	11.6	Waiver	46
	11.7	Assignment; No Third Party Beneficiaries	46
	11.8	Sellers’ Representative	46
	11.9	Specific Performance	47
	11.10	Conflict Waiver	48
	11.11	Counterparts	48
	11.12	Guarantee	48

Exhibit A: Defined Terms
Exhibit B: Applicable Accounting Principles

Schedule 2.4(d): Operating Guidelines
Schedule 7.2(d): Third-Party Consents and Agreements
Schedule 9.2(f): Indemnification by Sellers

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

The parties to this Membership Interest Purchase Agreement (this “Agreement”), dated as of May 19, 2014 are RCS Capital Corporation, a Delaware corporation (“Buyer”), Validus/Strategic Capital Partners, LLC, a Delaware limited liability company (the “Company”), each the entities set forth on the signature pages hereto as a “Seller” (each, a “Seller”, and collectively, “Sellers”), solely for the limited purposes set forth herein, each of the individuals set forth on the signature pages hereto as “Executives” and “Individual Seller”, solely for the limited purposes set forth in Section 11.12 herein, RCS Advisory Services, LLC and American National Stock Transfer, LLC (the “Guarantors”), and Mario Garcia, Jr., in his capacity as Sellers’ representative (“Sellers’ Representative”). Buyer, the Company, each Seller and Sellers’ Representative are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Certain capitalized and other terms used in this Agreement have the respective meanings set forth in Exhibit A hereto.

This Agreement provides for the acquisition by Buyer of all the issued and outstanding equity interests of the Company.

Accordingly, it is agreed as follows:

1.           Sales and Purchase of Membership Interests. At the Closing, on the terms and subject to the conditions of this Agreement, Sellers will sell, transfer and deliver to Buyer, and Buyer will purchase from Sellers, all the outstanding equity interests of the Company (the “Membership Interests”), which consist of membership interests, free and clear of all Liens, for the Purchase Price.

2.           Closing.

2.1          Date of Closing. Subject to the satisfaction or waiver of the conditions to Closing set forth herein, the closing of the sale and purchase of the Membership Interests (the “Closing”) shall take place at 10:00 A.M. local time at the offices of Proskauer Rose LLP, Eleven Times Square, New York, New York 10036 (or at such other place as Buyer and Sellers’ Representative may agree upon in writing) on the fifth Business Day after the satisfaction or waiver of each of the conditions specified in Section 7 (other than such conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver thereof) or such other date and time as Buyer and Sellers’ Representative may agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” As of the Closing, each Seller shall be withdrawn from, and no longer be a member of, the Company.

2.2          Purchase Price. As full consideration for the Membership Interests: (a) at the Closing, Buyer shall pay to Sellers (i) cash, by wire transfer of immediately available funds, in an amount equal to the Closing Cash Consideration plus (ii) such number of validly issued, fully paid and non-assessable shares of Class A Common Stock, $0.001 par value, of Buyer (the “Issuer Common Stock”) determined by dividing (A) $10,000,000 by (B) the Closing Stock Price (the “Closing Stock Consideration” and together with Closing Cash Consideration, the “Closing Purchase Price”); (b) on the 90th day following the Closing Date (or the next Business Day thereafter) (the “Post-Closing Cash Payment Date”), Buyer shall pay to Sellers cash, by wire transfer of immediately available funds, in an amount equal to $10,000,000 (the “Post-Close Cash Consideration”), which, if not paid in full on or prior to the Post-Closing Cash Payment Date, shall accrue interest on the unpaid portion at a rate of 12% per annum from the Post-Closing Cash Payment Date to the date of payment; and (c) Buyer shall make the payments to Sellers described in Section 2.4, if any (collectively, the “Purchase Price”). All payments by Buyer to Sellers under this Agreement shall be made to the account(s) specified in writing by Sellers’ Representative no later than three Business Days prior to the date of such payment (the “Payment Instructions”). Buyer is authorized and entitled to rely absolutely and without any duty of investigation on the Payment Instructions, and shall have no liability or obligation whatsoever to any Seller or any other Person for any calculations in the allocation of any portion of the consideration to be paid hereunder or errors set forth in the Payment Instructions. Sellers’ Representative shall provide to Buyer no later than three Business Days prior to the Closing (x) payoff letters relating to all Debt of the Acquired Companies, which such payoff letters will include a process for release of all related Liens as of the Closing and (y) payment instructions for payment of all Transaction Expenses. Within 48 hours of the date of this Agreement, Buyer shall pay the Company for the benefit of the Sellers as an advance on the Closing Cash Consideration $1,000,000 (the “Advance”). The Closing Cash Consideration payable at the Closing shall be reduced by the amount of the Advance. In the event this Agreement is terminated pursuant to Section 10.1(b) by Buyer due to a breach of this Agreement by Sellers or Sellers’ Representative, the Company shall within 48 hours of such termination and notice of wire instructions return the Advance to Buyer, or otherwise shall be retained by the Company.

2.3          Purchase Price Adjustment.

(a)          Closing Calculations. No later than three Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a written statement, which shall be subject to Buyer’s reasonable approval (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Estimated Working Capital Statement”) setting forth the Company’s estimate of: (i) Net Working Capital as of the close of business on the day immediately preceding the Closing Date (the “Estimated Working Capital”); (ii) Debt of the Acquired Companies as of immediately prior to the Closing (the “Estimated Debt”); (iii) Transaction Expenses (the “Estimated Transaction Expenses”); and (iv) the resulting Closing Cash Consideration (the “Estimated Closing Cash Consideration”) in each case, set forth in reasonable detail. The Company shall prepare the Estimated Working Capital Statement, and the calculation of the Estimated Working Capital, in good faith and in a manner consistent with the Applicable Accounting Principles and the terms of this Agreement.

(b)          Preliminary Statement.

(i)          Not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Representative a statement setting forth Buyer’s calculation (the “Preliminary Statement”) of (A) Net Working Capital, (B) Debt of the Acquired Companies as of immediately prior to the Closing, (C) Transaction Expenses and (D) the resulting Closing Cash Consideration, in each case, set forth in reasonable detail. Buyer shall prepare the Preliminary Statement, and the calculation of the Net Working Capital, in good faith and in a manner consistent with the Applicable Accounting Principles and the terms of this Agreement.

(ii)         Sellers shall reasonably cooperate with Buyer in the preparation of the Preliminary Statement. Each Party shall provide each other Party and their accountants reasonable access, following reasonable advanced notice during normal business hours, to its records and work papers for the purpose of preparing and reviewing the Preliminary Statement and shall promptly respond to all reasonable inquiries of the other Party with respect thereto.

(iii)        If Sellers’ Representative does not deliver an Objection Notice within 30 days following its receipt of the Preliminary Statement, then the Preliminary Statement and the calculations set forth thereon shall be deemed to be final for all purposes under this Agreement (the final Preliminary Statement determined in accordance with this Section 2.3(b)(iii) or as determined in accordance with Section 2.3(b)(iv), as the case may be, being the “Final Closing Statement”).

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(iv)        If Sellers’ Representative elects to dispute the Preliminary Statement or the calculations set forth thereon, then Sellers’ Representative shall notify Buyer in writing within 30 days after Sellers’ Representative’s receipt of the Preliminary Statement, which notice (an “Objection Notice”) shall specify in reasonable detail the nature of the disagreement and the items and amounts in dispute. If Sellers’ Representative delivers an Objection Notice, then Buyer and Sellers’ Representative shall attempt to resolve the dispute with respect to any such disputed items through good faith negotiations. If Buyer and Sellers’ Representative shall have failed to reach a written agreement with respect to all or any portion of such disputed items within 30 days following delivery of the Objection Notice, the unresolved items shall be referred for resolution to BDO USA, LLP, provided that such firm shall not have provided services to any party or their respective affiliates during the then-prior five years (the “Neutral Auditors”). If the Neutral Auditors refuses or is otherwise unable to act as the Neutral Auditor, then Buyer and Sellers’ Representative shall cooperate in good faith to promptly appoint an independent certified public accounting firm in the United States, in which event “Neutral Auditors” shall mean such firm. During the review by the Neutral Auditors, Buyer and Sellers shall each make available to the Neutral Auditors such individuals and such information, books, records and work papers as may be reasonably required by the Neutral Auditors to fulfill its obligations hereunder. Each party hereto agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter with the Neutral Auditors. The fees and expenses of the Neutral Auditors will be borne equally by Sellers and Buyer. Each party will bear the fees, costs and expenses of its own accountants and all its other expenses in connection with matters contemplated by this Section 2.3(b)(iv). The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Buyer and Sellers’ Representative, or representatives thereof, and not by independent review, only the resolution of the disputed items. In resolving any such disputed items, the Neutral Auditors may not assign a value to such item greater than the greatest value for such item asserted by either party or less than the smallest value for such item asserted by Buyer and Sellers’ Representative. Buyer and Sellers’ Representative will use reasonable efforts to cause the Neutral Auditors to issue their resolution within 30 days after the submission of the disputed items to the Neutral Auditors. The Neutral Auditors’ resolution of the disputed items shall be set forth in a written statement delivered to Buyer and Sellers’ Representative. Such resolution shall be deemed to be mutually agreed upon by Buyer and Sellers’ Representative for all purposes of this Agreement and shall be final and binding on, and non-appealable by, the Parties. The Final Closing Statement will consist of the applicable amounts from the Preliminary Statement (or amounts otherwise agreed to in writing by Buyer and Sellers’ Representative as to items that have not been submitted for resolution to the Neutral Auditors) and the amounts determined by the Neutral Auditors as to the disputed items that were submitted for resolution by the Neutral Auditors. Any changes to the Preliminary Statement resulting from such resolution of the disputed items shall be made, and such Preliminary Statement, as so changed, shall be the Final Closing Statement for all purposes under this Agreement.

(c)          Post-Closing Adjustment. The “Actual Closing Cash Consideration” shall be an amount equal to the Closing Cash Consideration set forth in, and using the calculations of, the Final Closing Statement as finally determined in accordance with Section 2.3(b).

(i)          If the Estimated Closing Cash Consideration is greater than the Actual Closing Cash Consideration, then Sellers’ shall pay to Buyer an amount in cash equal to the difference between the Estimated Closing Cash Consideration and the Actual Closing Cash Consideration; and

(ii)         If the Actual Closing Cash Consideration is greater than the Estimated Closing Cash Consideration, then Buyer shall pay to Sellers an amount in cash equal to the difference between the Estimated Closing Cash Consideration and the Actual Closing Cash Consideration, in accordance with the payments and instructions under Section 2.2.

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(d)          Any payment required to be made pursuant to Section 2.3(c) shall be made within five Business Days after the Actual Closing Cash Consideration has been finally determined in accordance with Section 2.3(b)(iii) or 2.3(b)(iv), by wire transfer to Buyer or Sellers, as the case may be, of immediately available funds to a designated account of such other Party. Any amounts payable under Section 2.3(c) shall be treated as an adjustment to the purchase price for all purposes of this Agreement and all Tax purposes, unless otherwise required by applicable Tax Law.

2.4          Earn-Out.

(a)          EBITDA Calculation.

(i)          Within 30 days following delivery to Buyer of the audited consolidated financial statements of Buyer for each of the fiscal years ending December 31, 2015 and December 31, 2016, but in no event later than April 10 of the following year, as applicable, Buyer shall prepare and deliver to Sellers’ Representative a written statement setting forth in reasonable detail the EBITDA of the Acquired Companies for such fiscal year (each, an “EBITDA Statement”), together with a schedule setting forth in reasonable detail the calculations supporting Buyer’s computation of such statement. During the 60-day period following receipt of the EBITDA Statement, Buyer shall permit Sellers’ Representative and its independent accountants reasonable access, during normal business hours, to the records and work papers of the Company and its independent accountants relating to the EBITDA Statement and to such other data and information from the Company as is reasonable under the circumstances; provided, however, that as a condition to the Company’s obligation to provide access to such records and work papers, Sellers’ Representative and its independent accountants shall execute and deliver a confidentiality and non-use agreement in form and substance reasonably acceptable to the Company and its independent accountants. Each EBITDA Statement shall become final and binding upon Sellers 60 days following receipt thereof, unless Sellers’ Representative gives written notice of disagreement with such EBITDA Statement specifying in reasonable detail the nature and amount of any disagreement so asserted (each, a “Notice of Disagreement”) to Buyer prior to the expiration of such 60-day period. Sellers’ Representative and Sellers shall be deemed to have agreed with all items and amounts included in the calculation of EBITDA and in the EBITDA Statement except such items, if any, that are set forth as disputed in a Notice of Disagreement.

(ii)         During the 15-day period following the delivery of any Notice of Disagreement or such longer period as Sellers’ Representative and Buyer shall mutually agree in writing, Sellers’ Representative and Buyer shall reasonably cooperate with each other and seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in any Notice of Disagreement. If, at the end of such 15-day period (or such longer mutually agreed period), Sellers’ Representative and Buyer have not so resolved such differences, Sellers’ Representative and Buyer shall submit the dispute for resolution to the Neutral Auditors (to be selected in accordance with the procedures set forth in Section 2.3(b)(iv)) for review and resolution of any and all matters that remain in dispute and that were included in such Notice of Disagreement. Sellers, Sellers’ Representative and Buyer agree that, absent manifest error, the determination of the Neutral Auditors shall be final and binding upon the parties and that judgment may be entered upon the determination of the Neutral Auditors in any court having jurisdiction over the Party against which such determination is to be enforced; provided, however, that the scope of the disputes to be resolved by the Neutral Auditors is limited to only such items included in the EBITDA Statement that Sellers’ Representative has disputed in the Notice of Disagreement and Sellers’ Representative and Buyer have been unable to resolve. Sellers’ Representative and Buyer shall use their commercially reasonable efforts to cause the Neutral Auditors to resolve the dispute as soon as practicable and in any event within 45 days of the engagement of the Neutral Auditors. The Neutral Auditors shall consider only those amounts that are identified in the Notice of Disagreement as being items that Sellers’ Representative and Buyer have been unable to resolve. No disputed item shall be resolved by the Neutral Auditors in a manner that is more favorable to Buyer than is set forth in the Statement or in a manner more favorable to Sellers and Sellers’ Representative than is set forth in its Notice of Disagreement. The Neutral Auditors’ determination will be based solely on the proposals of Buyer and Sellers’ Representative in accordance with the terms of this Section 2.4(a) and not on the basis of independent review. The dispute resolution mechanism set forth in this Section 2.4(a) shall be the sole and exclusive remedy between Parties regarding the computation of the EBITDA and the Earnout Payments. The fees, costs and expenses of the Neutral Auditors shall be allocated between the Company, on one hand, and Sellers, on the other hand, in proportion to the amounts by which their respective calculations of EBITDA differ from EBITDA as finally determined by the Neutral Auditors.

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(b)          Earn-Out Payment. Subject to Section 9.6:

(i)          Within ten Business Days of the final calculation of the EBITDA of the Acquired Companies for the fiscal year ending December 31, 2015 (the “2015 EBITDA”) in accordance with Section 2.5(a), the Company shall pay to Sellers the 2015 Earn-Out Amount, if any. Fifty percent of the 2015 Earn-Out Amount shall be payable by the Company in cash, and fifty percent of the 2015 Earn-Out Amount shall paid by issuance to Sellers of an aggregate number of validly issued, fully paid and non-assessable shares of Issuer Common Stock determined by dividing (A) the 2015 Earn-Out Amount multiplied by 0.5 by (B) the Closing Stock Price. The cash portion of the 2015 Earn-Out Amount, if any, if not paid in full within ten Business Days of the final determination of the 2015 EBITDA, shall accrue interest payable to Sellers at a rate of 12% per annum from the date that is ten Business Days after the final determination of the 2015 EBITDA until payment of the 2015 Earn-Out Amount.

(ii)         Within 10 Business Days of the final calculation of the EBITDA of the Acquired Companies for the fiscal year ending December 31, 2016 (the “2016 EBITDA”) in accordance with Section 2.5(a), the Company shall pay to Sellers the 2016 Earn-Out Amount, if any. Fifty percent of the 2016 Earn-Out Amount shall be payable by the Company in cash, and fifty percent of the 2016 Earn-Out Amount shall paid by issuance to Sellers of an aggregate number of validly issued, fully paid and non-assessable shares of Issuer Common Stock determined by dividing (A) the 2016 Earn-Out Amount multiplied by 0.5 by (B) the Closing Stock Price. The cash portion of the 2016 Earn-Out Amount, if any, if not paid in full within ten Business Days of the final determination of the 2016 EBITDA, shall accrue interest payable to Sellers at a rate of 12% per annum from the date that is ten Business Days after the final determination of the 2016 EBITDA until payment of the 2016 Earn-Out Amount.

(iii)        Any payments by Buyer to Sellers under this Section 2.4(b) shall be made to the account(s) specified in Payment Instructions delivered by Sellers’ Representative to Buyer no later than three Business Days prior to the date of such payment. Buyer is authorized and entitled to rely absolutely and without any duty of investigation on the Payment Instructions, and shall have no liability or obligation whatsoever to any Seller or any other Person for any calculations in the allocation of any portion of the consideration to be paid hereunder or errors set forth in the Payment Instructions.

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(c)          Covenants.

(i)          From and after the Closing Date through December 31, 2016, (the “Earnout Period”), Buyer will (A) maintain a separate set of accounts for the Company as if it were a stand-alone company separate from the other Subsidiaries (other than the Acquired Companies) of Buyer, (B) not take any action the primary purpose of which is to prevent the Company from maintaining accurate books and records of the Company, and (C) not:

(1)         take any action outside the Ordinary Course of Business with the primary purpose of eliminating or reducing the earn-out payments set forth in Section 2.4(b);

(2)         liquidate or otherwise dissolve the Company; or

(3)         effect any transaction (including any allocation of corporate expense) between Buyer or any Affiliate thereof, on the one hand, and an Acquired Company, on the other hand, on a basis less favorable in any material respect to the Acquired Company than would be the case if such transaction had been at arms’-length with an unrelated third party.

(ii)         (A) Prior to, and as a condition of, effecting a Change of Control, Buyer shall (x) cause the Successor to assume in writing the obligations set forth in this Section 2.4 and (y) guarantee to Sellers the Successor’s payment obligations under this Section 2.4(c), and (B) prior to, and as a condition of, effecting a Change of Control of Buyer, shall amend the payment of the 2015 Earn-Out Amount and the 2016 Earn-Out Amount, if any, to be payable to Sellers solely in cash.

(d)          Control, etc. During the Earnout Period, Buyer, Sellers and the Seller Representative agree to use commercially reasonably efforts such that the Company and the other Acquired Entities shall be operated in accordance with the guidelines set forth on Schedule 2.4(d) (the “Operating Guidelines”). Notwithstanding the foregoing, Buyer shall not be deemed to have breached the Operating Guidelines to the extent any action is taken with respect to the operation of the Company and the Business by or with the consent of Existing Management (as defined in the Operating Guidelines).

(e)          Each Seller acknowledges and agrees that (i) the payments set forth in this Section 2.4 are speculative and not guaranteed and subject to numerous factors outside the control of Buyer, (ii) neither Buyer nor any Affiliate of Buyer has promised or projected, and no Seller has relied on any statements regarding, any payments under this Section 2.4 or any amount of EBITDA of the Acquired Companies for any period following the Closing, (iii) other than the express covenants and agreements contained in this Agreement, neither Buyer nor any of its Affiliates (including, following the Closing, the Acquired Companies) owes any fiduciary duties or any other duties (express or implied) to Sellers, and (iv) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. Except solely with respect to the covenants set forth in Sections 2.4(c) and 2.4(d), Buyer shall have sole discretion with respect to all matters relating to the operation of the Acquired Companies’ business, including the Business, provided that Buyer shall not take any action in bad faith with the primary purpose of avoiding or reducing any of the payments set forth in this Section 2.4; it being understood and agreed, however, that Buyer has no obligation to operate the Business in order to achieve any such payment or to maximize the amount thereof.

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2.5          Purchase Price Allocation. As promptly as reasonably practicable after the date on which the Final Closing Statement has been determined in accordance with Section 2.3(b), Buyer shall provide to Sellers’ Representative a statement of Buyer’s allocation of the “consideration received” (as defined in Section 1060(a) of the Code) in accordance with the provisions of Section 1060 of the Code (the “Preliminary Allocation Statement”), which shall provide for no more than $25,000 allocated to the non-compete provisions in this Agreement. Sellers’ Representative shall have 30 days to approve or disapprove of the Preliminary Allocation Statement. If Sellers’ Representative disapproves of the Preliminary Allocation Statement, it shall provide written notice to Buyer by the 30th day after it receives the Preliminary Allocation Statement that contains explanations for all disputed items and new proposed allocations with respect to such items (the “Allocation Notice”). Buyer and Sellers’ Representative shall attempt to resolve the disputed items set forth in the Allocation Notice through good faith negotiations between them. If Buyer and Sellers’ Representative do not agree upon a resolution to the disputed items within 20 days of delivery of the Allocation Notice by Sellers’ Representative, then either Buyer or Sellers’ Representative may initiate, by written notice to the other Party, the engagement of the Neutral Auditors, chosen in accordance with and that shall operate pursuant to the provisions of Section 2.3(b)(iv). Sellers’ Representative, on the one hand, and Buyer, on the other, shall share equally the fees and expenses of the Neutral Auditors. Once resolved either through the negotiations of Buyer and Sellers’ Representative or by reason of the Neutral Auditors’ determination, the Proposed Allocation Statement shall become the “Final Allocation Statement” and be binding and conclusive upon the parties hereto and each party shall report, act and file U.S. Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all U.S. income tax purposes consistent with the Final Allocation Statement, and neither Buyer nor Sellers’s Representative shall take any position for U.S. income tax purposes (whether in audits, Tax Returns or otherwise) which is inconsistent with the Final Allocation Statement unless required to do so by applicable Tax Law.

2.6          Withholding.

(a)          Buyer will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)          Any payment made pursuant to Sections 2.3, 2.4 or 2.5 or Section 9 will be treated for Tax purposes as an adjustment to the Purchase Price for the Membership Interests paid by the Buyer hereunder, unless otherwise required by law.

3.           Representations and Warranties Regarding the Acquired Companies. Sellers represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows. Each exception set forth in the Schedules is identified by reference to the specific section or subsection of this Agreement and relates only to such section or subsection, provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is relevant to such other section or subsection:

3.1          Organization and Authority.

(a)          Each Acquired Company is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect. The Company has delivered to Buyer true, accurate and complete copies of the organizational documents of each Acquired Company and the minute books of each Acquired Company, which contain records of all meetings held of, and other corporate actions taken by, its applicable stockholders, partners, members, board of managers and any committees appointed by its board of managers (or, in each case, similar governing bodies).

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(b)          The execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement (i) has been duly executed and delivered by the Company, and (ii) is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Law relating to or affecting the enforcement of creditors’ rights generally and legal principles or general applicability governing the availability of equitable remedies. Each Acquired Company has the full power and authority necessary to own and use its assets and carry on the Business as currently conducted.

3.2          Capitalization.

(a)          The entire authorized Equity Interests of each Acquired Company is as set forth on Schedule 3.2. All the outstanding Equity Interests of each Acquired Company have been duly authorized, validly issued, and are fully paid and non-assessable. None of the Acquired Companies has violated the Securities Act, any state “blue sky” or securities laws, any other Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its Equity Interests. No Acquired Company holds shares of its Equity Interests in its treasury. All of the outstanding Equity Interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.2.

(b)          Other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, equity-based or equity-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating any Acquired Company to issue, grant, award, purchase, acquire, sell or transfer any Equity Interests (including any agreement or commitment obligating any Acquired Company to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of or interests in its equity securities).

(c)          All of the outstanding Equity Interests in each of the Company’s Subsidiaries are set forth on Schedule 3.2 and are validly issued, fully paid and non-assessable. The Company is the beneficial owner (and the Company or the Company’s Subsidiary listed on Schedule 3.2 is the record owner) of all of the Equity Interests in the Company’s Subsidiaries and holds such equity interests free and clear of all Liens except as are imposed by applicable securities laws.

(d)          Except as disclosed on Schedule 3.2: (a) there are no preemptive rights or other similar rights in respect of any Equity Interests in any Acquired Company, (b) except as imposed by applicable securities laws, there are no Liens on, or other contractual obligations relating to, the ownership, transfer or voting of any Equity Interests in any Acquired Company, or otherwise affecting the rights of any holder of the Equity Interests in any Acquired Company, (c) except for the Contemplated Transactions, there are no contractual obligations, and no provisions in the organizational documents of any Acquired Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in any Acquired Company, and (d) there are no existing rights with respect to registration under the Securities Act of any Equity Interests in any Acquired Company. No Acquired Company directly or indirectly owns or controls any Equity Interests in any Person which is not a Subsidiary of the Company.

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3.3          Representations and Warranties Relating to Sellers. Each Seller, severally and not jointly, represents to the Buyer:

(a)          Power and Authorization. The execution, delivery and performance by such Seller of this Agreement the consummation of the Contemplated Transactions are within the power and authority of such Seller and, if applicable, have been duly authorized by all necessary action on the part of such Seller. This Agreement (i) has been duly executed and delivered by such Seller, and (ii) is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Law relating to or affecting the enforcement of creditors’ rights generally and legal principles or general applicability governing the availability of equitable remedies.

(b)          Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3(b), no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by such Seller of this Agreement, or (ii) consummation of the Contemplated Transactions by such Seller.

(c)          Noncontravention. Except as disclosed on Schedule 3.3(c), neither the execution, delivery and performance by such Seller of this Agreement nor the consummation of the Contemplated Transactions will: (i) assuming the taking of any action by (including the receipt of any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3(c), violate any provision of any Law applicable to such Seller; (ii) result in a breach or violation of, or default under, any contractual obligation of such Seller that would result in a Lien on the Membership Interests or otherwise prevent the ability of such Seller to consummate the Contemplated Transactions or the ownership by Buyer of the Membership Interests; (iii) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of such Seller or (iv) result in a breach or violation of, or default under, such Seller’s organizational documents.

(d)          Title. Such Seller is the record and beneficial owner of the outstanding Membership Interests set forth opposite such Seller’s name on Schedule 3.3(d), and has good and valid title to such Membership Interests, free and clear of all Liens except as are imposed by applicable securities laws. Such Seller has full right, power and authority to transfer and deliver to Buyer valid title to the Membership Interests held by such Seller, free and clear of all Liens. Immediately following the Closing, Buyer will be the record and beneficial owner of such Membership Interests, and have good and valid title to such Membership Interests, free and clear of all Liens except as are imposed by applicable securities laws or created by Buyer. Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option or other right to any Person to acquire or vote any Membership Interests or other Equity Interests in any Acquired Company.

(e)          Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

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(f)          Accredited Investor; No Public Distribution Intent. Each Seller is:

(i)          an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of Issuer Common Stock pursuant to the terms of this Agreement; and

(ii)         acquiring Issuer Common Stock for such Seller’s own benefit and account for investment only and not with a view to, or for resale in connection with, a public offering or public distribution thereof.

(g)          No Registration; Transfer Restrictions. Each Seller acknowledges that the Closing Stock Consideration has not been registered under the Securities Act or the securities laws of any other jurisdiction, such shares of Issuer Common Stock are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless they are subsequently registered or exempted from registration under the Securities Act and the securities laws of any applicable other jurisdiction.

3.4          No Conflicts. Except as set forth on Schedule 3.4, the execution, delivery and performance of this Agreement by Sellers and the Company and consummation of the Contemplated Transactions will not: (a) conflict with the organizational or governing documents of any Acquired Company; (b) conflict with, or result in the breach or termination of, or constitute a default under, or increase any Acquired Company’s obligations, or diminish any Acquired Company’s rights under, any Contract, Permit or Governmental Order to which any Acquired Company is a party or by which any Acquired Company or any of its assets or properties are bound; (c) constitute a violation of any Law applicable to any Acquired Company; (d) result in the creation of any Lien upon any Equity Interests or assets of any Acquired Company; or (e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract of any Acquired Company.

3.5          Governmental Consents. Except as set forth on Schedule 3.5, no consent, approval or authorization of, or designation, declaration or filing with, any court or Governmental Authority is required on the part of any Seller or Acquired Company in connection with the execution, delivery and performance of this Agreement by Sellers or the Company or consummation of the Contemplated Transactions by Sellers or the Company.

3.6          Assets. The Assets include all the material assets (tangible and intangible) necessary for, or used in, the conduct of the Business as currently conducted in all material respects.

3.7          Financial Statements. Schedule 3.7 contains (i) the audited consolidated balance sheets of the Acquired Companies as of December 31, 2013, 2012 and 2011, together with the related statements of operations, stockholders’ equity and cash flows for the year then ended, accompanied by any notes thereto and the report of the Acquired Companies’ independent accountant (the “Audited Financials”), and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of March 31, 2014 (the “Most Recent Balance Sheet”), together with the related statements of operations, stockholders’ equity and cash flows for the twelve months then ended (collectively, the “Most Recent Financial Statements” and, together with the Audited Financials, the “Financial Statements”). All the Financial Statements have been prepared in accordance with GAAP, conform to the books and records of the Acquired Companies as prepared in the Ordinary Course of Business, show all expenses attributable to the Acquired Companies during the periods covered, and present fairly in all material respects the financial position, the results of operations, and changes in stockholders’ equity and cash flows of the Acquired Companies as of the dates and for the periods indicated in accordance with GAAP and as applicable, applied on a consistent basis (except that the unaudited financial statements do not include footnote disclosure and are subject to normal year-end adjustments which are not in aggregate materially adverse to the Company). The Company has provided to Buyer copies of all of its auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management, in each case to the extent related to the Acquired Companies and the Business.

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3.8          Absence of Undisclosed Liabilities. Except to the extent reflected or reserved for in Most Recent Balance Sheet or otherwise disclosed in Schedule 3.8, no Acquired Company has any material Liability other than Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any tort or infringement or breach or violation of, or default under, Law).

3.9          Absence of Certain Changes. Since January 1, 2013, the Business has been conducted in the Ordinary Course of Business, and, except as set forth on Schedule 3.9:

(a)          there has not been any Material Adverse Effect;

(b)          no Acquired Company has (i) amended its organizational documents, (ii) amended any term of its Equity Interests, or (iii) issued, sold, granted, or otherwise disposed of, any of its Equity Interests;

(c)          no Acquired Company has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests, (ii) purchased, redeemed or otherwise acquired any of its Equity Interests, or (iii) entered into, or performed, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller (other than Compensation payments made to officers, directors and employees in the Ordinary Course of Business);

(d)          there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset or any termination or closure of any material facility, business or operation;

(e)          no Acquired Company has directly or indirectly increased the Compensation payable or paid, whether conditionally or otherwise, to (i) other than in the Ordinary Course of Business, any non-executive employee, consultant, independent contractor, or agent, (ii) any executive officer or director, or (iii) any Seller or any Affiliate of any Seller;

(f)          no Acquired Company has paid, discharged, settled or satisfied any Action or any material Liability, other than trade payables in the Ordinary Course of Business;

(g)          no Acquired Company has entered into any agreement or commitment relating to capital expenditures exceeding $25,000 individually or $50,000 in the aggregate;

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(h)          no Acquired Company has made any loan or advance to, guarantee for the benefit of, or made any investment in, any Person (other than advances to an employee in the Ordinary Course of Business);

(i)          no Acquired Company has entered into any commitment to do any of the things referred to elsewhere in this Section 3.9.

3.10        Ownership of Property. Except as set forth on Schedule 3.10 and except for the lien, if any, of current Taxes not yet due and payable, the Acquired Companies have valid title, free and clear of any Lien, to all of the Assets, including all personal property used in the Business or presently (whether as of the date of this Agreement or the Closing Date) located on their premises (except property disposed of in the Ordinary Course of Business).

3.11        Condition of Personal Property. All items of machinery, equipment and other tangible assets owned or used by the Acquired Companies are in good operating condition and in good condition of maintenance and repair, ordinary wear and tear excepted, and comply in all material respects with all applicable material ordinances, rules, regulations and technical standards and all applicable building, zoning and other Laws.

3.12        Real Property. (a)  The Acquired Companies do not own any Real Property. Schedule 3.12 sets forth a true, correct and complete list, including addresses, of each leasehold interest in real property leased, subleased, or licensed by, or for which a right to use or occupy has been granted to, any of the Acquired Companies (the “Leased Real Property”). Schedule 3.12 also identifies, with respect to each Leased Real Property, each lease, sublease, license or other contractual obligation under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other contractual obligation (the “Real Property Leases”).

(b)          An Acquired Company has a valid leasehold interest in and to each of the Leased Real Properties, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has delivered to Buyer accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 3.12(b) are correct with respect to the underlying lease. All Permits necessary in connection with the use, occupation and operation of the Real Property have been issued by the appropriate Governmental Authority and are valid.

3.13        Litigation; Compliance with Laws.

(a)          Except as set forth on Schedule 3.13(a), since the organization date of each of the Acquired Companies, there have been no Actions (i) pending, or, to the Company’s Knowledge, threatened against or affecting, or pending or threatened by, any Acquired Company or (ii) pending, or, to the Company’s Knowledge, threatened against or affecting, any Acquired Company’s officers, directors or employees with respect their business activities, and to the Company’s Knowledge there are no facts making the commencement of any Action described in the foregoing clauses (i) or (ii) reasonably likely. None of the Acquired Companies (A) is the subject of any judgment, decree, injunction or Government Order or (B) plans to initiate any Action. The Acquired Companies are insured in accordance with the terms of the insurance policies, with respect to each of the matters, set forth on Schedule 3.13(a).

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(b)          Each Acquired Company is operating and has at all times operated its business in compliance in all material respects with all applicable Laws, and no Acquired Company, nor any director or officer of an Acquired Company, has received any notice of any violation of any Law. In the conduct of the Business, no Acquired Company nor any of its directors, officers, employees or agents, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

3.14        Taxes.

(a)          Except as set forth on Schedule 3.14(a), all Tax Returns required by law to be filed by an Acquired Company has been filed with the appropriate Tax Authority, all such Tax Returns were true, correct and complete in all material respects, and all Taxes payable by any Acquired Company that were due and payable prior to the Closing Date (whether or not shown on a return) have been paid within the required time periods, other than those (i) currently payable without penalty or interest, or (ii) being contested in good faith by appropriate proceedings.

(b)          Schedule 3.14(b) lists all jurisdictions (whether foreign or domestic) in which any of the Acquired Companies pay income or any other material Taxes and the nature of such Taxes. No written claim has been made by a Taxing Authority in a jurisdiction in which an Acquired Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction.

(c)          All Taxes that any Acquired Company is or has been required by law to withhold or collect for payment to a Tax Authority on behalf of another person, regardless of the characterization by such Acquired Company or the payee of the payments giving rise to such requirement or the characterization of the status of the payee as an employee, independent contractor, member or otherwise of such Acquired Company, have been duly withheld or collected, and have been paid to the proper Tax Authority within the time prescribed by applicable Law.

(d)          No Acquired Company has in effect as of the date of this Agreement, and will not have in effect as of the Closing Date, any waiver or extension of any statute of limitations, or any closing agreement or similar agreement with any Tax Authority, with respect to Taxes.

(e)          There are no claims pending or, to the Company’s Knowledge threatened, against any Acquired Company for past due Taxes.

(f)          No audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of any Acquired Company is pending, or has been threatened in writing.

(g)          Except as set forth on Schedule 3.14(g), the tax Returns of the Acquired Companies have never been audited by a Tax Authority.

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(h)          The Company has been classified as a partnership or a “disregarded entity” for all applicable U.S. federal, state and local income Tax purposes and will be so classified for all periods through and including the Closing Date. Each Subsidiary of the Company has been classified as a “disregarded entity” for all applicable U.S. federal, state and local income Tax purposes and will be so classified for all periods through and including the Closing Date. No Acquired Company has made, and as of the Closing Date there will not be in effect, any election for an Acquired Company to be taxed as an association taxable as a corporation.

(i)          No Acquired Company has participated in or has liability or obligation with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)          There are no Liens for Taxes upon the assets of any Acquired Company other than in respect of any Tax Liability not yet due and payable.

(k)          After the Closing Date, none of the Acquired Companies will have any liability under any Tax Sharing Agreement to any Person or as a transferee or successor.

(l)          No Acquired Company (i) has deferred the payment of Taxes by the use of the cash, installment or a long-term contract method of accounting, (ii) has been required to make an adjustment under Section 481 of the Code because of a change of method of accounting and (iii) has entered into any closing agreement or similar agreement requiring a payment of Tax after the Closing.

(m)          No Acquired Company will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any installment sale or open transaction disposition made prior to the Closing, (ii) any agreement with a Governmental Authority entered into prior to the Closing or (iii) the receipt of prepaid amounts by any Acquired Company prior to the Closing.

(n)          No Acquired Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

3.15        Contracts. Schedule 3.15 contains a true and correct list, by reference to the applicable subsection of this Section 3.15, of the following Contracts to which an Acquired Company is a party or by which an Acquired Company is bound or any of the Assets is bound (collectively, the Contracts required to be set forth on Schedule 3.15, “Business Contracts”):

(a)          all selling, distribution, dealer, product or marketing Contracts or similar commission-based Contracts with third parties, all Contracts with Financial Advisors and all Advisory Contracts,

(b)          any Contracts with any current, or containing ongoing obligations to or rights in favor of any former, officer, director, manager, member or Affiliate of an Acquired Company;

(c)          any Contracts with any labor or trade union or association or works council representing any employee of an Acquired Company;

(d)          any Contracts for correspondent securities clearing, payment and settlement activities;

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(e)          any Contracts for joint ventures or similar Contracts involving a sharing of profits or expenses, strategic alliances or partnerships;

(f)          any Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by Seller of any operating business or material assets or the capital stock of any other person or entity;

(g)          any Contracts relating to the incurrence, assumption or guarantee of any indebtedness of Seller or imposing a lien, claim or encumbrance on any of the Assets;

(h)          any settlement or conciliation agreement with any Person (including any Governmental Authority);

(i)          any Contracts or series of related Contracts under which an Acquired Company has made loans to any other Person, including loans to Financial Advisors;

(j)          any Contracts providing for severance, retention, change in control or other similar payments;

(k)          any Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual base and bonus compensation in excess of $50,000;

(l)          any outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by an Acquired Company, other than third party Contracts entered into in the Ordinary Course of Business consistent with past practice that contain ordinary course indemnification provisions;

(m)          any Contracts that contain covenants (including exclusive rights, covenants not to compete and non-solicit agreements) that restrain, restrict, limit or impede the ability of an Acquired Company, or that, following the consummation of the transactions contemplated hereby, would restrain, restrict, limit or impede the ability of Buyer or its Affiliates, to (i) compete in any business or with any person or entity or in any geographic area, (ii) sell, supply or distribute any service or product (including any “most favored customer” or similar clauses) or (iii) acquire any property (tangible or intangible) from any person or entity;

(n)          all leases, subleases or other rental agreements under which an Acquired Company is either lessor or lessee that call for annual lease payments in excess of $50,000 individually or are otherwise material to the operations of the Business;

(o)          any Contracts providing for liquidated damages or similar penalties in the event of a breach that would reasonably be expected to result in a material Liability of an Acquired Company (or, following the Closing, of Buyer); and

(p)          any Contracts which individually provide for payments to or from an Acquired Company of $50,000 or more on an annual basis.

True and complete copies of all Business Contracts and Real Property Leases (and true and correct summaries of any oral agreements) have been delivered to Buyer.

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Except as set forth on Schedule 3.15(b), all Business Contracts were entered into in connection with the Business and in the Ordinary Course of Business. Each of the Business Contracts and Real Property Leases, is presently in full force and effect in accordance with its terms and there has not been any breach by an Acquired Company, or, to the Company’s Knowledge, by any other party to any of those agreements of any of the provisions of any of those agreements, and no condition exists that, with notice or lapse of time or both, would constitute a default by an Acquired Company or, to the Company’s Knowledge, by any other party to any of those agreements. No party to any of the Business Contracts, Real Property Leases has, to the Company’s Knowledge, made, asserted or, has any defense, setoff or counterclaim under any of those agreements or has exercised any option granted to it to cancel or terminate its agreement, to shorten the term of its agreement or to renew or extend the term of its agreement, and no Acquired Company has received any written notices to that effect.

3.16        Employees.

(a)          Except as set forth on Schedule 3.16(a), no Acquired Company or any entity that would be deemed to be a single employer with an Acquired Company under the terms of Section 414(b), 414(c), 414(m) or 414(o) of the Code (each, an “ERISA Affiliate”), is party to, or is obligated under, and no Acquired Company or ERISA Affiliate otherwise has established, maintains, contributes to (or had or has undertaken any obligation to contribute to) or sponsors, any “employee benefit plans” within the meaning of Section 3(3) of ERISA, or any other pension, annuity, retirement, equity-based, stock purchase, savings, profit sharing, severance, medical, dental, health, welfare, life insurance, disability, or deferred compensation plan or agreement, or any retainer, employment, consultant, bonus, commission, group insurance, salary continuation, accident, retention, fringe benefit, tuition, scholarship, relocation, service award, company car, payroll practices, vacation, sick pay, sick leave or paid time off plans or policies, or other compensation, incentive or benefit contract, plan, agreement, policies, trust funds or arrangement (whether written or unwritten, insured or self-insured or domestic or foreign) with regard to any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) (each, an “Employee Benefit Plan”). True and complete copies of all documents embodying and relating to each Employee Benefit Plans have been provided to Buyer, including: (i) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (ii) the three most recent actuarial reports (if applicable) for all Employee Benefit Plans; (iii) the most recent summary plan description, if any, required under ERISA with respect to each Employee Benefit Plan; (iv) all material written contracts, instruments or agreements relating to each Employee Benefit Plan; (v) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vi) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors, the U.S. Department of Labor Delinquent Filer Voluntary Program or other government correction program relating to any Employee Benefit Plan.

(b)          No employee of any Acquired Company is represented by any union or other collective bargaining agent, no labor union or other collective bargaining agent purports to represent or is attempting to represent any employee of the Acquired Companies, and no Acquired Company is a party to or bound by any collective bargaining or other labor agreements with respect to its employees.

(c)          Schedule 3.16(c)(1) contains a true and complete list of the name, job description, year of birth, date of hire, home address and annual compensation (base salary plus bonus) for the past three years of all current employees of any Acquired Company, and Schedule 3.16(c)(2) contains a summary description of any vacation policies, severance policies, sick leave policies, bonus, incentive compensation, and group insurance plans, for the benefit of current or former employees, directors, managers, consultants or independent contractors of the Acquired Companies.

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(d)          Neither the execution of this Agreement by the Company and Sellers nor the consummation of the Contemplated Transactions will trigger (either alone or in connection with any other event, including a termination of any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof)) or enhance any liability or payments of any kind under any Employee Benefit Plan, including without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director, consultant or independent contractor (or any dependent or spouse thereof) of any Acquired Company. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Contemplated Transactions by any current or former employee, consultant, independent contractor or director (or any dependent or spouse thereof) under any Employee Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise Tax under Section 4999 of the Code. No Acquired Company has any indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code. No Acquired Company provides for any health, disability, life insurance or other welfare benefits of any kind whatsoever to any current or future retiree or terminated employee (other than benefits required under Section 4980B of the Code, Part 6 of Title I of ERISA or as otherwise required by applicable Law).

(e)          To the Company’s Knowledge, the relations between the Acquired Companies and their employees is, has been, and is anticipated to remain good; to the Company’s Knowledge, all such employees are compensated at market rates; no employee has claimed that his or her compensation is below the market rate. No Acquired Company or Seller has been advised that any current employee of any Acquired Company currently intends to terminate his or her employment.

(f)          Except as set forth on Schedule 3.16(f), no employee has been offered a “stay” bonus or other additional compensation to remain employed by an Acquired Company until the Closing.

(g)          None of the Acquired Companies or any ERISA Affiliate or any of their respective predecessors has since its organization, contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any Liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV or ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any single employer pension plan (within the meaning of Section 4001(a)(15) or ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.

(h)          Any individual who performs services for any Acquired Company and who is not treated as an employee for federal income tax purposes by the Acquired Company is not an employee under applicable Law or for any purpose including, without limitation, for tax withholding purposes or Employee Benefit Plan purposes. The Acquired Companies have no liability by reason of an individual who performs or performed services for the Acquired Companies in any capacity being improperly excluded from participating in an Employee Benefit Plan. Each employee of the Acquired Companies has been properly classified as “exempt” or “non-exempt” under applicable Law.

3.17        Finders. The Company represents and warrants that, other than as set forth on Schedule 3.28, it has not used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

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3.18        Intellectual Property.

(a)          Schedule 3.18 contains a true and complete list or description of the trademarks, trade names, copyrights, patents, logos, computer software, databases, domain names and URL’s (collectively, “Intellectual Property”) owned or used by any Acquired Company. Schedule 3.18 also contains a true and complete list of all patent, copyright, trademark, database and domain name registrations or registration applications that have been obtained or filed by an Acquired Company anywhere in the world. Each Acquired Company owns or possesses adequate licenses or other rights to use, free and clear of any Liens other than Liens provided for in the underlying licenses, subject to reasonable and customary terms and conditions, each of the items of Intellectual Property required to be listed on Schedule 3.18 (including any information contained in the databases and all conference content and speaker content), and, except as set forth on Schedule 3.18, they constitute all Intellectual Property reasonably necessary for the continued operation of the Business in a manner consistent with the operation of the Business immediately prior to the Closing. Schedule 3.18 identifies those items of Intellectual Property that are owned by an Acquired Company and those items of Intellectual Property that are used under a license. Except as set forth on Schedule 3.18(a), to the Company’s Knowledge, (a) there is no violation by others of any right of any Acquired Company with respect to its Intellectual Property, (b) no Acquired Company is infringing upon any Intellectual Property or other rights of any third party, including by the use of the Intellectual Property; (c) no proceedings are pending or, to the Company’s Knowledge, threatened, and no claim has been received by any Acquired Company alleging any such violation; (d) no royalty or similar fee of any kind is payable by any Acquired Company for the use of any of the Intellectual Property; and (e) no Acquired Company has granted any person or entity any interest, as licensee or otherwise, in or to any one or more items of the Intellectual Property.

(b)          Except as set forth on Schedule 3.18, each Acquired Company possesses adequate licenses or other rights to use all computer software used by it. Schedule 3.18 contains a list of all software used by each Acquired Company since August 31, 2013. No Acquired Company has granted to any person or entity any interest, as licensee or otherwise, in any of its owned software or databases. Any license to use any software held by an Acquired Company is valid. The software listed on Schedule 3.18 constitutes all of the material software used by the Acquired Companies and has been sufficient to enable each of them to operate all aspects of the Business in the Ordinary Course of Business.

(c)          The Acquired Companies’ use and dissemination of any personally-identifiable information concerning individuals is in compliance with all applicable privacy policies, terms of use, Laws, and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound. The Acquired Companies maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance with all applicable Laws and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound. To the Company’s Knowledge, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, any data or information used by the Acquired Companies.

3.19        Insurance and Bonds. Except as set forth on Schedule 3.19(i), each Acquired Company maintains policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are reasonable with respect to the business in which such Acquired Company is engaged (including, as applicable, fidelity bond and SIPC insurance coverage) and the nature of the property owned or leased by such Acquired Company. Schedule 3.19(ii) contains a complete list of all insurance policies held by the Acquired Companies and specifies the policy limit, type of coverage, location and value of the property covered, annual premium, premium payment date and expiration date of each of the policies.

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3.20        Labor Disagreements. Except as set forth on Schedule 3.20, (a) each Acquired Company is in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, workers’ compensation, worker safety, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (the “WARN Act”), and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act; (b) there is no unfair labor practice charge or complaint against any Acquired Company subject to any grievance procedure, arbitration or litigation or otherwise pending before the National Labor Relations Board, the labor relations board or comparable body of any state or foreign jurisdiction, or any court or tribunal, and, to the Company’s Knowledge, none is or has been threatened; (c) there is no labor strike, dispute, request for representation, slowdown, stoppage or other similar labor activity actually pending against or affecting any Acquired Company and, to the Company’s Knowledge, none is or has been threatened; and (d) there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Acquired Companies at any time during the past four years and, to the Company’s Knowledge, no facts exist that could reasonably be expected to give rise to such claims or actions. To the Company’s Knowledge, no employees of the Acquired Companies are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Acquired Companies because of the nature of the business conducted or presently proposed to be conducted by the Acquired Companies or to the use of trade secrets or proprietary information of others.

3.21        ERISA.

(a)          Each Employee Benefit Plan complies and has been maintained and operated in compliance in all material respects with its terms and applicable Law, including ERISA, the Code, and all laws and regulations of any foreign jurisdiction applicable to it. Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code (all of which are set forth on Schedule 3.16) is qualified and has received a determination letter from the IRS upon which it may rely to the effect that it is qualified under Section 401 of the Code, and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code and nothing has occurred or, to the Company’s Knowledge, is expected to occur, whether by action or by failure to act, that caused or could cause the loss of such qualification or exemption or the imposition of any penalty or Tax liability. All payments required by any Employee Benefit Plan, any collective bargaining agreement or other agreement, or by any applicable United States federal or state Law or applicable Law of any foreign jurisdiction, with respect to all periods through the date of this Agreement have been made. No claim, lawsuit, arbitration or other action (whether brought by a governmental authority or otherwise) is pending or, to the Company’s Knowledge, threatened or is anticipated against any of the Employee Benefit Plans (other than non-material routine claims for benefits, and appeals of such claims) any trustee or fiduciaries thereof, any ERISA Affiliate, any current or former employee, consultant, independent contractor or director of the Acquired Companies. No “prohibited transaction” within the meaning of Section 4975 of the Code and Section 406 of ERISA has occurred or, to the Company’s Knowledge, is expected to occur with respect to any Employee Benefit Plan. No Employee Benefit Plan is under, and no Acquired Company has received any notice of, an audit or investigation by the IRS, Department of Labor or any other governmental authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

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(b)          No Acquired Company, any ERISA Affiliate, or any employee, officer or director of any Acquired Company has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Employee Benefit Plan.

(c)          No Acquired Company has unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code.

(d)          No Employee Benefit Plan is mandated by a government other than the United States or is subject to the laws of a jurisdiction outside of the United States.

3.22        Environmental Matters.

(a)          To the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release or potential release, emission, discharge or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any claim against or violation by any Acquired Company, or against any Person whose liability for any claim or violation an Acquired Company has retained or assumed either contractually or by operation of Law. “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, radiation (including radio-frequency radiation), and any other chemicals, materials or substances regulated by or that could result in liability under any applicable Environmental Laws

(b)          No Acquired Company has generated, stored, transported, treated, disposed or arranged for the treatment, transportation, storage or disposal of Materials of Environmental Concern except for such materials in cleaning fluids, solvents and other similar substances contained in widely used office supplies.

(c)          Materials of Environmental Concern have not been generated, transported or disposed of by any Acquired Company or in connection with the conduct of the Business from any real property now or previously leased or operated by an Acquired Company in a manner or to a location that could reasonably be expected to give rise to liability under Environmental Laws.

3.23        Permits and Licenses. Subject to Section 5.2, each Acquired Company has, and is in compliance in all material respects with, all material Permits necessary for the conduct of its business, and all such material Permits are valid and in full force and effect. Schedule 3.23 contains a true and complete list of all Permits that are material to the conduct of the business of the Acquired Companies, or any of them. Except for any Permits marked with an asterisk (*) on Schedule 3.23, (a) no Acquired Company is in breach or violation of, or default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default, and (b) such Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

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3.24        Transactions with Affiliates. Except as set forth on Schedule 3.24, no Seller and no officer, director, manager, employee, shareholder, member or Affiliate of any Seller or any Acquired Company, or any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any of the foregoing Persons owns any beneficial interest in (except for ownership of less than 5% of the outstanding common stock of a publicly traded company), is a consultant, competitor, creditor, debtor, customer, distributor, service provider, supplier or vendor of, or is a party to any contractual obligation with, an Acquired Company or has any interest in any of the Assets used in, or necessary to, the Business. Schedule 3.24 contains a description of all material services provided to or on behalf of any Acquired Company by any Seller or its Affiliates (other than the Acquired Companies) and the costs associated therewith.

3.25        Broker-Dealer Matters.

(a)          Each Acquired Company that is engaged in the business of a Broker-Dealer is, and at all times has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each jurisdiction where the conduct of the Business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(b)          Copies of the Uniform Application for Broker-Dealer Registration on Form BD of each such Acquired Company on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for the period ended September 30, 2013 filed by each such Acquired Company with the SEC, have been delivered to Buyer prior to the date of this Agreement. Such forms are in compliance with the applicable requirements of the Exchange Act and the rules thereunder.

(c)          Each such Acquired Company is a member in good standing of FINRA and each other Governmental Authority where the conduct of its Business requires membership or association.

(d)          Each such Acquired Company has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the Exchange Act. Each such Acquired Company has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth on Schedule 3.25(d) have been delivered to Buyer in the form in effect on the date of this Agreement.

(e)          Each of such Acquired Company’s officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with such Acquired Company, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

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(f)           No such Acquired Company, nor any of their respective directors, managers, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Forms U-4 or U-5 that are not so disclosed on such Form BD or Forms U-4 or U-5, and no such disciplinary proceeding or order is pending against any such Acquired Company or, to the Company’s Knowledge, threatened against any such Acquired Company or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Forms U-4 or U-5, no such Acquired Company nor any of their respective directors, managers, officers, employees, registered representatives or associated persons has been permanently enjoined by any order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Forms U-4 or U-5, no such Acquired Company nor any of their respective directors, managers, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the Exchange Act).

(g)          Each such Acquired Company has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates the Acquired Company or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and the Acquired Company and has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(h)          The Company has made available to Buyer a list of all customer complaints, including those reportable to FINRA pursuant to FINRA Rule 4530 or on any Form U-4, which have been made from December 31, 2009 to the date hereof against any such Acquired Company, or any of their respective representatives and which are set forth in Schedule 3.25(g). Except as set forth in Schedule 3.25(g), as of the date of this Agreement, no customer complaints reportable pursuant to FINRA Rule 4530 or on Form U-4 are pending, or to the Company’s Knowledge, threatened.

(i)           Each such Acquired Company is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Acquired Company that will result in the Acquired Company not being in compliance with such applicable regulatory net capital requirements. Each such Acquired Company is in compliance in all material respects with all applicable regulatory requirements for the protection of customer funds and securities. No such Acquired Company has made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

3.26        Debt. None of the Acquired Companies have any Liabilities in respect of Debt except as set forth on Schedule 3.26. For each item of Debt, Schedule 3.26 sets forth the debtor, the principal amount of the Debt, the creditor, the maturity date, and the collateral, if any, securing the Debt.

3.27        Customers and Suppliers. Schedule 3.27 sets forth a complete and accurate list of (a) the ten largest customers of the Acquired Companies (measured by aggregate revenue) during each of the fiscal year ended December 31, 2013 and the four months ended April 30, 2014 and (b) the ten largest suppliers of products or services to the Acquired Companies (measured by the aggregate amount purchased) during each of the fiscal year ended December 31, 2013 and the four months ended April 30, 2013. Except as disclosed on Schedule 3.27, none of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified an Acquired Company of any intention to do any of the foregoing or, to the Company’s Knowledge, otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with an Acquired Company.

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4.           Representations and Warranties by Buyer. Except (a) as set forth in the disclosure letter that has been prepared by Buyer and delivered to the Company in connection with the execution and delivery of this Agreement (the “Buyer Schedules”) (it being agreed that any disclosures made therein shall apply to any other section or subsection without repetition where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed that the disclosure is relevant to such other section or subsection), or (b) as disclosed in publicly available Buyer SEC Documents filed with or furnished to, as applicable, the SEC prior to the date of this Agreement, Buyer represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

4.1          Organization; Subsidiaries; Authority.

(a)          Buyer is a corporation (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and (ii) duly qualified to do business and in good standing in each jurisdiction where such qualification is required, except where the failure to so qualify has not had, and is not reasonably likely to have, a Buyer Material Adverse Effect.

(b)          The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and have been duly authorized by all necessary action on the part of the Buyer. This Agreement (i) has been duly executed and delivered by the Buyer, and (ii) is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Law relating to or affecting the enforcement of creditors’ rights generally and legal principles or general applicability governing the availability of equitable remedies. The Buyer has the full power and authority necessary to own and use its assets and carry on the Business as currently conducted.

4.2          Capitalization.

(a)          The authorized capital stock of Buyer consists of (i) 100,000,000 shares of Issuer Common Stock, (ii) 100,000,000 shares of Class B common stock, $0.001 par value (the “Class B Common Stock”) and (iii) 100,000,000 shares of preferred stock, $0.001 par value (the “Preferred Stock”). At the close of business on May 14, 2014 (the “Cut-Off Date”), (A) (w) 28,317,237 shares of Issuer Common Stock were issued and outstanding, (x) 1 share of Class B Common Stock were issued and outstanding, (y) 14,657,980 shares of Convertible Preferred Stock were issued and outstanding, and (z) no other shares of capital stock of Buyer were issued and outstanding, and (B) no shares of capital stock were held in treasury or owned by a Subsidiary of Buyer. All the outstanding capital stock of the Buyer has been duly authorized, validly issued, and are fully paid and non-assessable. The Buyer has not violated the Securities Act, any state “blue sky” or securities laws, any other Law or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its capital stock.

(b)          Other than this Agreement and equity-based awards to employees, officers and directors, as of the Cut-Off Date, there are no outstanding subscriptions, options, rights, warrants, equity-based or equity-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating Buyer to issue, grant, award, purchase, acquire, sell or transfer any capital stock or other equity interests.

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(c)          All the outstanding equity interests in each of the Buyer’s subsidiaries are validly issued, fully paid and non-assessable.

4.3          No Conflicts. The execution, delivery and performance of this Agreement by Buyer and consummation of the Contemplated Transactions will not: (a) conflict with the organizational or governing documents of Buyer; (b) conflict with, or result in the breach or termination of, or constitute a default under, or increase Buyer’s obligations, or diminish Buyer’s rights under, any Contract, Permit or Governmental Order to which Buyer is a party or by which Buyer or any of its assets or properties are bound; (c) constitute a violation of any Law applicable to Buyer; (d) result in the creation of any Lien upon any capital stock or assets of Buyer; or (e) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any Contract of Buyer.

4.4          Governmental Consents. Except for the approval by FINRA of the CMA and as provided under the HSR Act, no consent, approval or authorization of, or designation, declaration or filing with, any court or Governmental Authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement by the Buyer or consummation of the Contemplated Transactions by the Buyer.

4.5          SEC Documents; Financial Statements.

(a)          Buyer has timely filed with, or furnished (on a publicly available basis) to the Securities and Exchange Commission (“SEC”), all forms, schedules, documents, statements and reports required to be filed by Buyer with the SEC since January 1, 2014 (the forms, documents, statements and reports filed with the SEC since January 1, 2014 and those filed with the SEC since the date of this Agreement, if any, including any amendment thereto (including any registration statements), the “Buyer SEC Documents”). As of their respective dates, the Buyer SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents and none of the Buyer SEC Documents, at the time of filing or being furnished, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Buyer SEC Documents filed or furnished and publicly available prior to the date of this Agreement.

(b)          The consolidated financial statements of Buyer included or incorporated by reference in the SEC Documents, including the related notes and schedules complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Buyer, taken as a whole, as of the respective dates and the consolidated statements of income and the consolidated cash flows of Buyer for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Buyer SEC Documents publicly filed and publicly available prior to the date of this Agreement.

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(c)          Buyer is not a party to nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship Buyer on the one hand, and any unconsolidated affiliate of Buyer, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer in Buyer’s audited financial statements or other Buyer SEC Documents.

(d)          To the extent required by Law, Buyer has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.6          Finders. Buyer represents and warrants that, other than RCS Capital, the investment banking division of Realty Capital Securities, LLC, it has not used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

4.7          Supplemental Representations and Warranties. In addition to the foregoing, Buyer represents and warrants for the limited purposes described herein as follows. The Company and each Seller acknowledges and agrees, on behalf of itself and each of its employees, officers, directors, managers, members, stockholders and Affiliates that none of them have relied in any way and for any purpose on the representations and warranties set forth in this Section 4.7. The sole purpose of these representations and warranties is the closing condition set forth in Section 7.3(a), and a breach of or misstatement in any of the representations and warranties set forth in this Section 4.7 cannot form the basis for any claim against Buyer or any of its Affiliates, whether made prior to or after the Closing, whether arising in contract, tort, equity or otherwise.

(a)          Litigation; Compliance with Laws. Except as set forth on Schedule 4.7(a), since the organization date of Buyer, there have been no Actions (i) pending, or, to Buyer’s knowledge, threatened against or affecting, or pending or threatened by, Buyer or any of its Subsidiaries, or (ii) pending, or, to Buyer’s knowledge, threatened against or affecting, Buyer or any of its Subsidiaries’ officers, directors or employees with respect their business activities, and to Buyer’s knowledge there are no facts making the commencement of any Action described in the foregoing clauses (i) or (ii) reasonably likely. Neither Buyer nor any of its Subsidiaries is (A) the subject of any judgment, decree, injunction or Government Order or (B) plans to initiate any Action. Buyer and each of its Subsidiaries are insured in accordance with the terms of its applicable insurance policies with respect to each of the matters set forth on Schedule 4.7(a).

(b)          Permits and Licenses. Subject to Section 5.2, Buyer and each of its Subsidiaries has, and is in compliance in all material respects with, all material Permits necessary for the conduct of its business, and all such material Permits are valid and in full force and effect. Except as set forth on Schedule 4.7(b), (a) neither Buyer nor any of its Subsidiaries is in breach or violation of, or default under, any such Permit, and, to Buyer’s knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default, and (b) such Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

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(c)          Absence of Undisclosed Liabilities. Except to the extent reflected or reserved for in the Buyer’s most recent balance sheet set forth in the Buyer SEC Documents or otherwise disclosed in Schedule 4.7(c), the Buyer has no material Liability other than Liabilities (i) incurred in connection with business acquisitions, and (ii) incurred in the Ordinary Course of Business since such most recent balance sheet’s date (none of which results from, arises out of, or relates to any tort or infringement or breach or violation of, or default under, Law).

(d)          Broker-Dealer Matters.

(i)          Each of Buyer and its Subsidiaries that is engaged in the business of a Broker-Dealer (the “Buyer Broker Dealers”) is, and at all times has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each jurisdiction where the conduct of its business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified.

(ii)         The Uniform Application for Broker-Dealer Registration on Form BD of each Buyer Broker Dealer on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement, and all FOCUS reports, amendments and updates for the period ended June 30, 2013 filed with the SEC, are in compliance with the applicable requirements of the Exchange Act and the rules thereunder.

(iii)        Each Buyer Broker Dealer is a member in good standing of FINRA and each other Governmental Authority where the conduct of its business requires membership or association.

(iv)        Each Buyer Broker Dealer has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the Exchange Act. Each Buyer Broker Dealer has been and remains in compliance in all material respects with such policies and procedures.

(v)         Each of Buyer Broker Dealers’ respective officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Authority as a registered principal or registered representative is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with such Buyer Broker Dealer, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered would not, or would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect.

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(vi)        No Buyer Broker Dealer, nor any of their respective directors, managers, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or orders of any Governmental Authority arising under applicable Laws which would be required to be disclosed on Form BD or Forms U-4 or U-5 that are not so disclosed on such Form BD or Forms U-4 or U-5, and no such disciplinary proceeding or order is pending against any Buyer Broker Dealer or, to Buyer’s knowledge, threatened against any Buyer Broker Dealer or pending or threatened against the other Persons referred to above. Except as disclosed on their Form BD or Forms U-4 or U-5, no Buyer Broker Dealer nor any of their respective directors, managers, officers, employees, registered representatives or associated persons has been permanently enjoined by any order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Forms U-4 or U-5, no Buyer Broker Dealer nor any of their respective directors, managers, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification”, as defined in Section 3(a)(39) of the Exchange Act).

(vii)       Each Buyer Broker Dealer has timely made or given all filings, applications, notices and amendments with or to each Governmental Authority that regulates the Buyer Broker Dealer or its business and all such filings, applications, notices and amendments are accurate, complete and up-to-date in all material respects and each Buyer Broker Dealer has received all consents, orders, authorizations, permissions, registrations, licenses, approvals, qualifications, designations and declarations necessary in order for it to conduct its business as currently conducted in all material respects.

(viii)      Each Buyer Broker Dealer is in compliance with all applicable regulatory net capital requirements and no distribution of cash is required to be made by any such Buyer Broker Dealer that will result in the Buyer Broker Dealer not being in compliance with such applicable regulatory net capital requirements. Each Buyer Broker Dealer is in compliance in all material respects with all applicable regulatory requirements for the protection of customer funds and securities. No Buyer Broker Dealer has made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

5.           Further Agreements of the Parties.

5.1          Fulfillment of Obligations. Sellers, the Company and Buyer shall use reasonable best efforts and proceed diligently and in good faith to satisfy each of the conditions to the obligations of the other Parties contained in this Agreement, and cooperate with each other to do so. To the extent permitted by Law, Seller, the Company and Buyer shall furnish such further information, execute and deliver such other documents, and do such other acts and things as the other Parties may reasonably request from time to time from the date of this Agreement and from and after the Closing, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

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5.2          Notices, Consents and Approvals. Each Party shall, and shall cause its Subsidiaries to, promptly give all notices to, make all filings with and use their commercially reasonable efforts to obtain all authorizations, consents or approvals required to be obtained by it from any Governmental Authority or other Person. In each case, the Parties shall respond promptly to all requests by a Governmental Authority or other Person for additional information in support of any such notice, filing or request for approval and shall use commercially reasonable efforts to obtain promptly such authorization, consent or approval. Without prejudice to the foregoing, the Parties agree to assist and cooperate with each other to secure, at the earliest practicable date, the approval by FINRA of the Application for Continuance in Membership of each Acquired Company that is a Broker-Dealer.

5.3          Operation of the Business. From the date of this Agreement through the Closing Date, the Company shall, and shall cause each other Acquired Company to, other than pursuant to the express terms of this Agreement:

(a)          operate their respective businesses in the Ordinary Course of Business and in compliance with (i) all Laws, and (ii) all Contracts, and not accelerate the billing or collection of accounts receivable or delay payment of its accounts payable outside of the Ordinary Course of Business;

(b)          use all commercially reasonable efforts to preserve its business organization and to preserve the goodwill and business of the customers, clients, suppliers and others having business relations with any Acquired Company and to retain the services and goodwill of its employees;

(c)          not (i) enter into any transaction or incur any Liability, other than in the Ordinary Course of Business, (ii) incur any expense or make or agree to make any payment or series of related payments, in each case, exceeding $50,000, other than in the Ordinary Course of Business, or (iii) sell or transfer any of its assets, other than assets that have worn out or been replaced with other assets of equal or greater value or assets that are no longer needed in the Business,

(d)          not (i) grant or agree to grant any increase in the Compensation payable to any independent contractor, officer, director or employee (other than to employees or independent contractors, who are not key personnel, in the Ordinary Course of Business, including new hires, in the aggregate amount not to exceed $100,000), (ii) grant or agree to grant any specific bonus to any employee, other than in the Ordinary Course of Business, (iii) enter into, amend or modify any employment agreement with any officer or employee, other than for non-executive employees in the Ordinary Course of Business; (iv) adopt, amend or terminate any Employee Benefit Plan or collective bargaining agreement (except as required by the terms of any existing Employee Benefit Plan or applicable Law) or increase the benefits under any Employee Plan; (v) provide for any new pension, retirement or other employment benefits (other than as required by Law) for employees or any increase in any existing benefits, or (vi) make any loan to any employee, member, officer, manager or Affiliate;

(e)          not enter into, renew, amend, modify or terminate any Real Estate Lease or other lease, contract, agreement or commitment required to be set forth on Schedule 3.15 or 3.16 (including any agreement set forth on Schedule 7.2(d)) other than in the Ordinary Course of Business;

(f)          not (i) amend its organizational documents (ii) amend any term of its Equity Interests or (iii) issue, sell, grant or otherwise dispose of any Equity Interests or any security or instrument convertible or exchangeable into Equity Interests;

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(g)          not (i) make any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its Equity Interests, (ii) purchase, redeem or otherwise acquire any Equity Interests, or (iii) enter into, or perform, any transaction with, or for the benefit of, any Seller or any Affiliate of any Seller (other than Compensation payments made to officers, directors and employees in the Ordinary Course of Business);

(h)          not incur or guarantee any Debt, other than in the Ordinary Course of Business;

(i)          (i) maintain all of its assets in customary repair, maintenance and condition, except to the extent of normal wear and tear; (ii) not permit any of the Assets to become subject to a Lien other than a Permitted Lien; (iii) not sell, transfer or dispose of any material amount of Assets other than sales of inventory in the Ordinary Course of Business; and (iv) maintain or cause to be maintained insurance on its assets and businesses as described in Section 3.19;

(j)          not cause a material diminution of the net capital of any Acquired Company that is a Broker-Dealer. The net capital of any such Acquired Company shall at all times be not less than the minimum net capital required by SEC Rule 15c3-1;

(k)          not, unless required by Law, (i) make, change or rescind any election relating to Taxes; (ii) change a method of Tax accounting; (iii) file or amend any Tax Return; (iv) settle or compromise any federal, state, local or foreign Tax liability, audit, claim or assessment; (v) enter into any closing agreement related to Taxes or (vi) knowingly surrender any right to claim any material Tax refund;

(l)          not pay, discharge, settle or satisfy any Action or any material Liability, other than trade payables in the Ordinary Course of Business or matters set forth on Schedule 9.2(f);

(m)          not write up or write down any of its material Assets;

(n)          not make any change in any method of accounting or accounting practices or write down the value of any inventory, other than in the Ordinary Course of Business;

(o)          attempt, for a period of up to 60 days, to find a commercially reasonable replacement for any of the wholesalers of the Business as of the date hereof who shall no longer be a registered representative of the Business as of the Closing; and

(p)          not engage in any promotional sale or discount or other activity with any customer, other than in the Ordinary Course of Business.

5.4          Notices.

(a)          Prior to the Closing, Sellers and the Company shall promptly notify Buyer in writing of, and furnish any information that Buyer may request with respect to (i) any claim, litigation, proceeding or investigation by any Governmental Authority threatened or asserted by or against any Acquired Company or any Seller or any material development with respect to any such claim, litigation, proceeding or investigation, (ii) any event or condition that would cause any of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled, and (iii) any other occurrence of any kind that could reasonably be expected to have a Material Adverse Effect.

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(b)          Prior to the Closing, Buyer shall promptly notify the Sellers’ Representative and the Company in writing of and furnish any information that Sellers’ Representative may request with respect to (i) any claim, litigation, proceeding or investigation by any Governmental Authority threatened or asserted by or against any Acquired Company or any Seller or any material development with respect to any such claim, litigation, proceeding or investigation, (ii) any event or condition that would cause any of the conditions to Sellers’ obligation to consummate the transactions contemplated by this Agreement not to be fulfilled and (iii) any other occurrence of any kind that could reasonably be expected to have a Buyer Material Adverse Effect.

5.5          Expenses. Except as otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement and the consummation of the Contemplated Transactions; provided, that all costs and expenses associated with (a) approvals under Antitrust Laws (including any filing fee under the HSR Act) and (b) all registration, issuance and listing expenses, including Form S-1, for the resale of shares of Issuer Common Stock issued pursuant to this Agreement shall be borne fully by Buyer.

5.6          Publicity. No public announcement or disclosure may be made by any Seller with respect to the subject matter of this Agreement or the transactions contemplated hereby without the prior written consent of Buyer, which will not be unreasonably withheld; provided, however, that the provisions of this Section 5.6 will not prohibit disclosure required by any applicable Law (in which case the disclosing party will provide Buyer with the opportunity to review in advance the disclosure) or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, Sellers shall be allowed to discuss the terms of the Agreement and the transactions contemplated herein, subject to a reasonable confidentiality agreement, with any Person with whom any of the Acquired Companies maintain a selling, dealer-manager, sponsor, joint venture or sub-advisory agreement. The indirect beneficial owners of Sellers may issue press releases with the prior written consent of Buyer, which consent may not be unreasonably withheld. The form of press release of each party announcing the execution of this Agreement shall be in form agreed to by Buyer and the Sellers’ Representative.

5.7          Sellers’ Release. Effective as of the Closing, each Seller, on behalf of itself and each of its members and managers, and each Executive and Individual Seller, hereby releases, remises and forever discharges any and all rights and claims that he, she or it has had, now has or might now have against any Acquired Company except for rights and claims arising from or in connection with this Agreement and the transactions and agreements contemplated hereby.

5.8          Certain Tax Matters.

(a)          Straddle Period. To the extent permitted by applicable Law, the parties hereto agree to cause state and local Tax Periods of the Acquired Companies to be closed at the close of business on the Closing Date. In the event applicable Law does not permit the closing of any such period, the allocation of Tax liability for any Straddle Period shall be made as follows: (i) in the case of Taxes imposed on a periodic basis and not based on income (such as real or personal property Taxes), the portion of such Taxes attributable to any Pre-Closing Tax Period included in the Straddle Period shall be equal to the product of such Taxes attributable to the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period, and the denominator of which is the total number of days in such Straddle Period, and the amount of Taxes attributable to any Post-Closing Tax Period included in the Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in the Straddle Period; provided, however, that if the amount of periodic Taxes imposed for such Straddle Period reflects different rates of Tax imposed for different periods within such Straddle Period, the formula described in the preceding clause shall be applied separately with respect to each such period within the Straddle Period; and (ii) in the case of all other Taxes, the portion of such Taxes attributable to the Pre-Closing Tax Period shall be determined, if reasonably feasible, from the books and records of the Company, the Seller Parties and their Subsidiaries as though the taxable year or period of the Company, the Seller Parties and their Subsidiaries terminated at the close of business on the Closing Date.

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(b)          Filing Tax Returns; Payment of Taxes. Sellers’ Representative shall prepare, or cause to be prepared, all Tax Returns of the Acquired Companies required to be filed after the Closing Date for Pre-Closing Tax Periods other than Straddle Periods (the “Seller Returns”). At least 30 days prior to the due date of any Seller Return (taking into account all applicable extensions), Sellers’ Representative shall deliver such Seller Return to Buyer, for Buyer’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if Buyer has not responded at least ten days prior to the due date of such Seller Return, Buyer shall be deemed to have approved of such Seller Return. Sellers’ Representative shall promptly remit to Buyer (but in no event less than five Business Days prior to the due date of such Seller Return), all Taxes shown as due on such Seller Return. Once Buyer has approved or is deemed to have approved such Seller Return, Buyer shall file such Seller Return. All such Seller Returns shall be prepared in a manner that is consistent with the prior practices of the Acquired Companies except as required by applicable Law. Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, (taking into account all applicable extensions) all Tax Returns of the Acquired Companies for, or that include, Pre-Closing Tax Periods that are required to be filed after the Closing Date other than the Seller Returns but including Straddle Periods (the “Buyer Returns”). At least 30 days prior to the due date of any Buyer Return (taking into account all applicable extensions), Buyer shall deliver such Buyer Return to Sellers’ Representative for its approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that if Sellers’ Representative has not responded at least ten days prior to the due date of such Buyer Return, Sellers’ Representative shall be deemed to have approved of such Buyer Return. Sellers’ Representative shall promptly remit to Buyer (but in no event less than five Business Days prior to the due date of such Buyer Return) all Taxes shown as due on such Buyer Return for which Sellers are responsible pursuant to this Section 5.8. All such Buyer Returns shall be prepared in a manner that is consistent with the prior practices of the Acquired Companies except as required by applicable Law.

(c)          Cooperation. In connection with the preparation of and filing of Tax Returns and the conduct of audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Acquired Companies for all Pre-Closing Tax Periods, Buyer, on the one hand, and Sellers’ Representative, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax Authorities as to the imposition of Taxes. Buyer shall and shall cause the Acquired Companies to retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or the Sellers’ Representative, any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

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(d)          Audits and Contests.

(i)          Buyer shall notify Sellers’ Representative upon receipt by Buyer or any of its Affiliates of any written notice of any inquiries, assessments, proceedings or similar events received from any Tax Authority with respect to Taxes of the Acquired Companies for Pre-Closing Tax Periods other than with respect to a Straddle Period Tax Matter (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”). Sellers’ Representative may, at the expense of Sellers’ Representative, participate in and, upon written notice by Sellers’ Representative to Buyer, assume the defense of any such Tax Matter. If Sellers’ Representative assumes such defense, Sellers’ Representative shall have the authority, with respect to any Tax Matter, to represent the interests of the Acquired Companies before the relevant Tax Authority and have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. If Sellers’ Representative assumes such defense, Sellers’ Representative will be entitled to defend and settle such Tax Matter. Sellers’ Representative shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, and will, in good faith, allow Buyer to consult with it regarding the conduct of or positions taken in any such proceeding. Notwithstanding anything in this Agreement to the contrary, Sellers’ Representative shall not settle or otherwise compromise any Tax Matter without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except that no consent shall be required for a settlement or compromise that involves only the payment of money and does not adversely affect in a legally binding manner the Tax liability of the Acquired Companies with respect to any Post-Closing Tax Period.

(ii)         Buyer has the right to represent the interests of the Acquired Companies before the relevant Tax Authority with respect to any inquiry, assessment, proceeding or other similar event relating to a Straddle Period (a “Straddle Period Tax Matter”) and have the right to control the defense, compromise or other resolution of any such Straddle Period Tax Matter subject to the limitations contained herein, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Straddle Period Tax Matter. If Sellers’ Representative would be required to reimburse Buyer pursuant to this Agreement with respect to such Straddle Period Tax Matter then: (A) Buyer shall notify Sellers’ Representative upon receipt by Buyer or any of its Affiliates of any notice of such Straddle Period Tax Matter; (B) Sellers’ Representative has the right (but not the duty) to participate in the defense of such Straddle Period Tax Matter and to employ counsel, at its own expense, separate from counsel employed by Buyer; (C) Buyer shall not enter into any settlement of or otherwise compromise any such Straddle Period Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of Sellers’ Representative, such consent not to be unreasonably withheld, conditioned or delayed; and (D) Buyer shall, in good faith, consult with Sellers’ Representative regarding the conduct of or positions taken in any such proceeding and shall keep Sellers’ Representative reasonably informed with respect to the commencement, status, and nature of any such Straddle Period Tax Matter.

(e)          Tax Indemnification. Each Seller will jointly and severally indemnify and hold harmless each Buyer Indemnified Person from, against and in respect of any and all Losses (including required tax filing preparation costs) which any such Buyer Indemnified Person may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to: (i) all Taxes (or the non-payment thereof) of any of the Acquired Companies with respect to any Pre-Closing Tax Period; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation; (iii) any and all Taxes of any Person imposed on an Acquired Company as a result of any Tax Sharing Agreement or Tax allocation agreement, arrangement, or understanding; (iv) any and all Taxes of any Person imposed on an Acquired Company as a transferee or successor, by contract, or otherwise; (v) the failure of Sellers’ Representative to comply with its covenants, agreements or obligations under this Section 5.8 and (vi) Transfer Taxes for which Sellers are liable in accordance with Section 5.8(f).

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(f)           Transfer Taxes. All state, local, foreign and other transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions (collectively, “Transfer Taxes”), will be paid one-half by Sellers and one-half when due. Sellers will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will (and will cause its Affiliates to) join in the execution of any such Tax Returns and other documentation, with such expense to be borne one-half by Sellers and one-half by Buyer.

(g)          Mitigation of Taxes. Buyer and Sellers’ Representative shall, upon request, use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Contemplated Transactions).

(h)          Tax Characterization. Buyer and Sellers intend that for U.S. federal, state and local income Tax purposes the purchase of Membership Interests contemplated by this Agreement shall be treated, pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 2(i) by Sellers as a taxable sale of all of the Membership Interests in the Company to Buyer in exchange for the Purchase Price, and (ii) by Buyer as a taxable purchase of all of the assets of the Acquired Companies. Each party hereto agrees to report the purchase of Membership Interests contemplated by this Agreement consistently with the foregoing on all applicable Tax Returns.

(i)           Survival. Notwithstanding any other provision of this Agreement, the obligations of the parties set forth in this Section 5.8 shall remain in effect until 60 days following the expiration of the applicable statutes of limitations.

(j)           Conflicts. Notwithstanding any other provision of this Agreement, in the event of a conflict between this Section 5.8 and any other provision of this Agreement, this Section 5.8 shall govern and control. For the avoidance of doubt, the limitations in Section 9.4 shall not apply to claims under Section 5.8 (e).

5.9          Access to Information.  Prior to the Closing, Buyer and its respective representatives may make such reasonable investigation of the Acquired Companies as it may desire, and the Company shall, and shall cause each other Acquired Company to, give to Buyer and to its counsel, accountants and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of the assets, books, commitments, agreements, records and files of each Acquired Company, other than as may relate to this Agreement, the Contemplated Transactions, Buyer and its Affiliates, and the Company shall promptly furnish to Buyer during that period true and complete copies of all documents and information concerning the business and affairs of the Acquired Companies, or any of them, as Buyer reasonably may request. Buyer shall (unless otherwise required by applicable Law) hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this Agreement confidential and, if the transactions contemplated by this Agreement are not consummated for any reason, shall return to the Company all such information and documents and any copies as soon as practicable and shall not disclose any such information to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, in which event it shall provide, to the extent permitted, advance notice to the Company so that the Company may have reasonable time and information to contest such disclosure. Buyer’s obligations under this section shall survive for a period of one year after the termination of this Agreement. Notwithstanding anything herein or in any other agreement to which Sellers are a party to the contrary, Buyer shall be permitted to file financial statements of any Acquired Company (or any portion, extract or restatement thereof) in connection with any filings made by Buyer with the SEC after the date hereof, as contemplated by Section 5.12.

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5.10        Exclusivity.  From the date of this Agreement until the Closing, neither Sellers nor the Company will (and the Company and Sellers will not permit their respective Affiliates or any of their or their Affiliates’ Representatives to) directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any equity interests in any Acquired Company or any merger, recapitalization, leveraged dividend, share exchange, sale of substantial Assets (other than sales of inventory in the Ordinary Course of Business) or any similar transaction or alternative to the Contemplated Transactions; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company and the Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

5.11        Registration. As promptly as reasonably practicable following the Closing Date, but in any event no later than 50 Business Days following the date of this Agreement, (i) Buyer shall prepare and cause to be filed with the SEC, a Form S-1, or any other form for which Buyer is eligible to use, to register for resale the amount of Issuer Common Stock issued as Closing Stock Consideration; provided, however, that the amount of Issuer Common Stock to be registered shall be reduced as requested by the SEC. Buyer shall use its reasonable best efforts to (x) have the Form S-1 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-1, or other eligible form, complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act, and (z) keep the Form S-1, or other eligible form, effective for so long as necessary to complete the transactions contemplated hereby, including any payments pursuant to Section 2.4. Buyer shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-1 or other eligible form. Notwithstanding the foregoing, prior to filing the Form S-1 or other eligible form (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, Buyer shall cooperate and provide the Company a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Buyer shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-1 or other eligible form, the issuance of any stop order relating thereto or the suspension of the qualification of the Issuer Common Stock issuable in connection with the transactions contemplated hereby for offering or sale in any jurisdiction, and Buyer shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Buyer shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Issuer Common Stock in the transactions contemplated hereby. The Company shall furnish all information concerning the Company and the Sellers as may be reasonably requested in connection with any of the foregoing actions.

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5.12        Cooperation. The Company shall, and shall cause each other Acquired Company to, cooperate with Buyer in a timely manner as reasonably requested by Buyer in connection with (a) Buyer’s efforts to obtain financing for the Closing Cash Consideration, (b) Buyer’s preparation of historical financial statements and pro forma financial information involving the Acquired Companies pursuant to Regulation S-X under the Securities Act, and (c) the timely filing of any other financial statements and pro forma financial information with the SEC under the Securities Act or the Exchange Act and for any securities offerings by Buyer or its Affiliates for which such financial information is reasonably necessary or advisable, in each case including (i) permitting Buyer to use any audited or unaudited financial statements of the Acquired Companies, (ii) facilitating the delivery from the Company’s or Buyer’s independent public accountants, as applicable, of relevant comfort letters necessary or advisable in connection with the foregoing, (iii) facilitating the delivery from the Company’s independent public accountants of relevant consent letters necessary in connection with the foregoing and (iv) if any requested financial statements are not available, assisting Buyer and its independent public accountants in the preparation of such financial statements. Buyer shall reasonably cooperate, to the extent requested by Sellers’ Representative, at the sole cost of the Sellers (with such cost being deemed Transaction Expenses), to revise the structure of the transactions contemplated herein in a tax efficient manner to Sellers prior to the consummation of the transactions; provided, that any such revision is practical and feasible and does not (A) have an adverse effect on the organizational structure of Buyer and its subsidiaries and affiliates, including any adverse impact with respect to the conversion of any equity interest in a subsidiary into Issuer Common Stock, (B) cause Buyer, its subsidiaries or affiliates to incur any (x) Taxes in connection with establishing such revised structure or (y) incremental Taxes as a result of such revised structure, (C) have an adverse effect on the existing regulatory requirements of Buyer, its subsidiaries or affiliates or cause Buyer, its subsidiaries or affiliates to be subject to additional regulatory requirements (including in connection with establishing any revised structure), (D) incur additional substantial costs in connection with the implementation of any revision or maintenance of such revision after the Closing, (E) change the value of the consideration to be paid by Buyer as set forth in this Agreement or (F) cause a delay in the Closing or result in additional consents or approvals from third parties or Governmental Authorities.

6.           Non-Competition and Related Covenants.

6.1          Non-Competition. During the Restricted Period, no Non-Compete Party shall, directly or indirectly, engage, manage, operate or participate in the ownership, management or control of any business or entity that engages, anywhere in the United States, in the Business. For this purpose, a person shall be deemed to be directly or indirectly participating in the Business if it or he is engaged or participates in that business, activity or entity as an owner, director, officer, employee, sales representative, agent, broker, partner, individual proprietor, lender, consultant or otherwise, but not if its or his interest is limited solely to the ownership as a passive investment of 2% or less of any class of the equity or debt securities of a corporation whose shares are traded on any national securities exchange. Each Seller shall direct its managers, directors, officers and employees not to, make or take any actions, public remark or comments that are intended to disparage Buyer.

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6.2          Non-Solicitation.

(a)          During the Restricted Period, no Non-Compete Party shall, directly or indirectly, on its or his own behalf or on behalf of any other person or entity, solicit for employment (or for consulting) or hire, or otherwise encourage the resignation of, any person who was employed by Buyer or an Acquired Company at any time during the twelve-month period preceding the date of the solicitation or hiring.

(b)          During the Restricted Period, no Non-Compete Party shall, directly or indirectly, solicit or encourage any person who has been a customer, client, or supplier of Buyer or an Acquired Company at any time during the twelve-month period preceding the Closing Date to discontinue or diminish such person’s business relationship with Buyer or the Acquired Companies.

6.3          Confidentiality. No Non-Compete Party shall at any time hereafter disclose to anyone or use in competition with Buyer any Acquired Company’s Confidential Information. Notwithstanding anything in the preceding sentence to the contrary, a Non-Compete Party may disclose such Confidential Information (a) if required to do so by a court order, subpoena, or other legal process (provided that it will promptly notify Buyer upon receiving any such order, subpoena, or other process, and will engage in commercially reasonable efforts at Buyer’s expense to avoid such disclosure), (b) if required to fulfill legal and regulatory obligations, or (c) to such person’s attorneys, accountants, or other advisors who agree to be bound by this Section 6.3.

6.4          [Reserved.]

6.5          Enforcement, etc.

(a)          The covenants in this Section 6 are for the benefit of, and may be enforced by, Buyer. Each Non-Compete Party and Individual Seller acknowledges that the remedy at law for breach of the provisions of this Section 6 will be inadequate and that, in addition to any other remedy Buyer may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. Each Non-Compete Party and Individual Seller also acknowledges that the provisions contained in this Section 6 are in addition to, and not in limitation of, any provisions relating to non-competition and non-solicitation contained in any employment or other agreement they may sign or may have signed.

(b)          If any court construes any covenant in this Section 6 to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

(c)          The rights of Buyer under this Section 6 may be assigned to any purchaser or other acquiror in connection with any transaction that acquires or succeeds to all or a substantial part of the business acquired by Buyer from Seller, in which event the provisions of this Section 6 shall continue to be binding upon each Seller Non-Compete Party and Individual Seller and shall be enforceable by the purchaser or other acquiror.

6.6          Tail Insurance. At or prior to the Closing, the Company shall obtain an extension of the coverage afforded by the Company’s existing directors’ and officers’ liability and errors and omissions insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date from one or more reputable insurance carriers with terms, conditions and retentions that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies and with limits of liability that are no lower than the limits on the Company’s existing policies as long as the premiums in the aggregate do not exceed $600,000. The cost of the D&O Insurance shall be borne 50% by Buyer and 50% by Sellers.

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7.           Conditions to Closing.

7.1          Condition to Obligations of Each Party. The obligations of each party to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by such party in writing) prior to Closing of the following conditions:

(a)          No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have determined that any applicable Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending.

(b)          Governmental Approvals. Any and all requisite Governmental Approvals necessary to permit the consummation of the transactions contemplated hereby shall have been duly obtained, made or given, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.

(c)          Antitrust Approvals. All waiting periods (and any extension thereof) applicable to the consummation of the Contemplated Transactions under the Antitrust Laws shall have been obtained or expired or been terminated.

(d)          FINRA Approval. FINRA shall have delivered to the Company’s broker-dealer Subsidiaries its written approval of the Continuing Membership Application (the “CMA”) pursuant to FINRA (NASD) Rule 1017 in connection with the Closing and the other transactions contemplated hereby.

7.2          Conditions to the Obligations of Buyer. Each of Buyer’s obligations to consummate the Contemplated Transactions is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by Buyer):

(a)          (i) each of the representations and warranties set forth in Sections 3.1, 3.2, 3.3 and 3.4(a) shall be true and correct in all respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if it had been made again at and as of the Closing, and (ii) each of the other representations and warranties set forth in Section 3 that is not qualified by materiality, “Material Adverse Effect” or similar qualifiers, shall be true in all material respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if it had been made again at and as of the Closing and each of the representations and warranties of Sellers contained in this Agreement that is qualified by materiality, “Material Adverse Effect” or similar qualifiers, shall be true in all respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if it had been made again at and as of the Closing;

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(b)          each Seller and the Company shall have performed and complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by it or them prior to or at the Closing;

(c)          all obligations and liabilities under any long-term incentive plan of the Acquired Companies shall have been satisfied in full;

(d)          each of the consents and agreements listed on Schedule 7.2(d) shall be in full force and effect, and none of such consents and agreements shall have been withdrawn, terminated, modified or amended in any respect (other than the extension of the expiration thereof) by any party other than Buyer;

(e)          there shall not have occurred between the date hereof and the closing any Material Adverse Effect;

(f)          each Acquired Company that is a Broker-Dealer shall have, as of the Closing, and after giving effect to the Contemplated Transactions, sufficient net capital to meet its then applicable minimum net capital requirement under Section 15c3-1 of the Exchange Act;

(g)          Each of the Employment Agreements shall be in full force and effect at and as of the Closing;

(h)         [RESERVED];

(i)          Buyer shall have received written resignations, effective at the Closing, of each director and officer of each Acquired Company other than those identified by Buyer in writing prior to the Closing;

(j)          [RESERVED]; and

(k)          Buyer shall have been furnished with a certificate of the Company dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(e) and 7.2(f).

7.3         Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions under this Agreement are subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by Sellers’ Representative):

(a)          the representations and warranties of Buyer contained in this Agreement that is not qualified by materiality shall be true in all material respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if it had been made again at and as of the Closing and the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall be true in all respects at and as of the date hereof and at and as of the time of the Closing with the same effect as if it had been made again at and as of the Closing;

(b)          Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at the Closing;

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(c)          there shall not have occurred between the date hereof and the closing, any Buyer Material Adverse Effect; and

(d)          Sellers’ Representative shall have been furnished with a certificate from Buyer, dated the Closing Date, in form and substance satisfactory to them, certifying to the fulfillment of the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c)

8.           Transactions at the Closing.

8.1         Repayment of Indebtedness. At or prior to the Closing, the Company shall, and shall cause each other Acquired Company to, repay in full all Debt of the Acquired Companies, or any of them, as of the Closing Date and obtain such releases, termination statements and other documentation reasonably required by Buyer to confirm the termination of all documentation relating to such Debt, including each document referred to on Schedule 3.15(h), and cause all Liens in favor of any lender to be released and terminated as of the Closing Date.

9.           Survival of Representations and Warranties; Indemnification.

9.1         Survival.

(a)          All representations, warranties, covenants and agreements of Sellers shall survive the Closing. No Seller shall, however, other than in the event of willful misconduct, intentional misrepresentation or fraud on the part of the Company or any Seller, have any liability for misrepresentation or breach of representations and warranties except to the extent that notice of a claim is asserted in writing and delivered to Sellers’ Representative prior to the eighteen month anniversary of the Closing Date, other than (i) misrepresentations or breaches of Sections 3.1, 3.2, 3.3, 3.4(a) and 3.17, for which a claim may be asserted at any time (and without limitation as to time) after the Closing Date, and (ii) misrepresentations or breaches of Sections 3.14, 3.16 and 3.21 for which a claim may be asserted within 60 days after the expiration of the applicable statute of limitations (the representations and warranties referred to in the preceding clauses (i) and (ii) being referred to collectively as the “Seller Excepted Matters”).

(b)          The representations, warranties, covenants and agreements of Buyer shall survive the Closing; provided, that the representations and warranties set forth in Section 4.7 shall not survive the Closing or termination of this Agreement. Buyer, however, shall not, other than in the event of willful misconduct, intentional misrepresentation or fraud on the part of Buyer, have any liability for misrepresentation or breach of representations and warranties except to the extent that notice of a claim is asserted in writing and delivered to Buyer prior to the eighteen month anniversary of the Closing Date, other than misrepresentations or breaches of Sections 4.1, 4.2 and 4.6, for which a claim may be asserted at any time (and without limitation as to time) after the Closing Date (the “Buyer Excepted Matters”).

(c)          All statements contained in any certificate executed and delivered by or on behalf of the Company or Sellers, or any of them, pursuant to this Agreement shall be considered representations and warranties by the Company and Sellers to Buyer in this Agreement with the same force and effect as if contained in this Agreement. All statements contained in any certificate executed and delivered by or on behalf of Buyer pursuant to this Agreement shall be considered representations and warranties by Buyer to Sellers in this Agreement with the same force and effect as if contained in this Agreement.

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(d)          Following the Closing, no Buyer Indemnified Party or Seller Indemnified Party shall be entitled to make any claim under this Section 9 for a breach of the covenants and agreements set forth in Section 5.4.

9.2         Indemnification by Sellers. Subject to the limitations set forth in Section 9.4(a), Sellers shall severally, and not jointly, pro rata based on the amounts set forth on the Payment Instructions, indemnify and hold harmless Buyer and its Affiliates (including, following the Closing, the Acquired Companies) and their respective directors, officers, employees and representatives (the “Buyer Indemnified Parties”) from and against all loss, Liability, damage or expense (including reasonable fees and expenses of counsel and costs of enforcement of this Agreement) (collectively referred to as “Losses”), whether involving a third party or among the Parties to this Agreement, that any of the Buyer Indemnified Parties may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company or Sellers or any of them in this Agreement (including in any Schedule and any Schedule Update) or certificate delivered pursuant to this Agreement; (b) any fraud of the Company or any breach or violation prior to the Closing of any covenant or agreement of the Company in this Agreement other than Section 5.4 (in the case of the Company, to the extent required to be performed or complied with by the Company prior to the Closing); (c) any fraud of such Seller or any breach or violation of any covenant or agreement of such Seller in this Agreement; (d) any Debt (not included in the calculation of the Closing Cash Purchase Price); (e) Transaction Expenses not included in the Payment Instructions; (f) the matters set forth on Schedule 9.2(f); or (g) failure by an Acquired Company to comply with the FINRA 10% underwriting compensation guidelines for any offering that terminates prior to June 15, 2014. Sellers’ Representative shall maintain full control over the defense and settlement of the Action set forth on Schedule 9.2(f); provided, however, that (i) Sellers’ Representative shall conduct the defense of such Action diligently and in good faith and (ii) Sellers’ Representative shall not settle or agree to settle such Action, or any part thereof, unless (A) the full amount payable by the Acquired Companies in connection with such settlement is a recoverable Loss under this Section 9 and the Buyer Indemnified Parties actually recover such Losses contemporaneously with such settlement payment, (B) such settlement is for monetary payment only and does not include any equitable or injunctive or similar relief, (C) such settlement includes no admission by any Acquired Company of wrongdoing and (D) Sellers’ Representative obtains a general release from the counterparty to such Action in form and substance reasonably satisfactory to Buyer.

9.3         Indemnification by Buyer. Subject to the limitations set forth in Section 9.4(b), Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and their respective directors, officers, employees and representatives (the “Seller Indemnified Parties”) from and against all Losses, whether involving a third party or among the Parties to this Agreement, that any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement (including in any Schedule) or certificate delivered pursuant to this Agreement, (b) any fraud of Buyer or any breach of any covenant or agreement of Buyer in this Agreement other than Section 5.4, or (c) any breach of any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement.

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9.4         Limitations on Liability.

(a)          No Seller shall be liable for indemnification pursuant to Section 9.2(a) or Section 9.2(g) unless and until the aggregate amount of Losses incurred by Buyer Indemnified Parties as a result of all such misrepresentations and breaches of warranty under this Agreement exceeds $800,000 (the “Basket Amount”), in which case Sellers shall be liable for the amount of all such Losses incurred by Buyer Indemnified Parties, in excess of the Basket Amount. The maximum aggregate liability for Losses recoverable by Buyer Indemnified Parties pursuant to Section 9.2(a), Section 9.2(f) and Section 9.2(g) shall not exceed the Cap, and the maximum aggregate liability for Losses recoverable by Buyer Indemnified Parties pursuant to Section 9.2(g) shall not exceed 75% of the actual Losses by such Buyer Indemnified Parties; provided, however, that Losses incurred by Buyer Indemnified Parties for any breach of a Seller Excepted Matter or in the event of willful misconduct, intentional misrepresentation or fraud on the part of the Company or any Seller, shall not be subject to the Basket Amount or the Cap.

(b)          Buyer shall not be liable for indemnification pursuant to Section 9.3(a) unless and until the aggregate amount of Losses incurred by Seller Indemnified Parties as a result of all such misrepresentations and breaches of warranty under this Agreement exceeds the Basket Amount, in which case Buyer shall be liable for the amount of all such Losses incurred by Seller Indemnified Parties in excess of the Basket Amount. The maximum aggregate liability for Losses recoverable by Seller Indemnified Parties pursuant to Section 9.3(a) shall not exceed the Cap; provided, however, that Losses incurred by Seller Indemnified Parties for breach of a Buyer Excepted Matter or in the event of willful misconduct, intentional misrepresentation or fraud on the part of Buyer, shall not be subject to the Basket Amount or the Cap.

(c)          For purposes of (i) determining whether there has been any breach of any representation or warranty made by Buyer or Sellers for purposes of this Section 9, and (ii) calculating Losses hereunder, each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality, Material Adverse Effect, “material” or other similar qualification contained in such representation or warranty.

9.5         Defense of Claims. If any third party claim is made against any indemnitee that, if sustained, would give rise to indemnification liability for an indemnitor under this Section 9, then the indemnitee shall promptly cause notice of such claim to be delivered to the indemnitor (provided that the failure to provide such notice shall not release, waive or otherwise affect the indemmnitor’s obligations with respect to such claim except to the extent the indemnitor is actually prejudiced in any material respect as a result of such failure). The indemnitor shall have the right, at its sole cost and expense, to defend against, conduct and control any action or proceeding with respect to such third party claim which involves claims for monetary damages only, through counsel of its own choice reasonably satisfactory to the indemnitee, unless the nature of the claim creates an ethical conflict or otherwise makes it inadvisable in the good faith determination of counsel to the indemnitee for the same counsel to represent the indemnitor and the indemnitee, in which case the indemnitee may retain its own counsel to defend such claim at the sole cost and expense of the indemnitor. If the indemnitor elects to defend against the third party claim, then it must so notify the indemnitee in writing within ten Business Days of receipt of the indemnitee’s notice thereof (which notice must include an acknowledgement of indemnitor that the claim is within the scope of and subject to indemnification hereunder), failing which, the indemnitee may defend against, conduct and control any action or proceeding with respect to such claim with counsel of its own choosing, at the sole cost and expense of the indemnitor. If the indemnitor shall timely assume the defense of the third party claim, then it shall diligently pursue the defense of such claim and keep the indemnitee reasonably apprised of the status thereof (provided that the indemnitee shall have the right to participate in, but not control, the defense of such claim with counsel of its own choosing, at its sole cost and expense). Neither the indemnitor nor the indemnitee, as the case may be, may compromise or settle any third party claim against which it is defending without the prior written consent of the indemnitee or the indemnitor, as the case may be (which consent shall not be unreasonably withheld, conditioned or delayed), unless the claim is solely for money damages and requires no admission of wrongdoing. The Parties shall reasonably cooperate in the defense or prosecution of any third party claim.

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9.6         Set-Off. Subject to and in accordance with Section 9.8, in connection with any good faith claim for indemnification of Losses pursuant to Section 9.2, Buyer shall be entitled, as a non-exclusive remedy, to set-off such amounts claimed against any amounts required to be paid by Buyer to Sellers under this Agreement, on a dollar-for dollar basis, but subject to the applicable limitations in this Section 9. Subject to and in accordance with Section 9.8, in connection with any obligation for indemnification of Losses pursuant to Section 9.2, Buyer shall be entitled, as a non-exclusive remedy, to set-off such amounts claimed against 50% of the Issuer Common Stock required to be issued by Buyer under Section 2.4(b)(ii) to Sellers under this Agreement, on a dollar-for dollar basis, but subject to the applicable limitations in this Section 9. Once a claim is finally determined in accordance with this Agreement, if the Losses relating to such claim are determined to be less than the amount of set-off, such excess amount shall, within ten days of such final determination, be paid by or on behalf of Buyer to Sellers in accordance with this Agreement. For the avoidance of doubt, set-off under this Section 9.6 shall be available with respect to claims made prior to the date of an Earn-out Payment.

9.7         No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Seller hereby agrees that he, she or it will not make any claim for indemnification hereunder by reason of the fact that such Seller was a controlling person, director, officer, employee or representative of any Acquired Company with respect to any claim brought by a Buyer Indemnified Person against any Seller relating to this Agreement or any of the Contemplated Transactions or that is based on any facts or circumstances that form the basis for an Indemnity Claim by a Buyer Indemnified Person hereunder.

9.8         Priority; Exclusive Remedy.

(a)          Any monetary claim for by a Buyer Indemnified Person pursuant to this Article VIII shall first be recovered against the Closing Stock Consideration, then, if the Closing Stock has been exhausted, by the Earn-Out Amount, on a dollar for dollar basis, and then if the Earn-Out Amount has been exhausted by the Closing Cash Consideration prior to seeking indemnification from any Seller directly.

(b)          Other than with respect to actions for specific performance or other equitable remedies as provided in Section 11.11, in the absence of fraud, intentional misrepresentation or willful misconduct, the rights of the Buyer Indemnified Persons under this Section 9 shall be the sole and exclusive remedies of the Buyer Indemnified Parties and their respective Affiliates with respect to claims against the Sellers under, or otherwise relating to the transactions contemplated herein and hereby.

(c)          Notwithstanding anything herein to the contrary, this Section 9.8 shall not apply with respect to Section 5.7 and Section 6.

9.9         Effect of Insurance. The Amount of Losses recovered by an Indemnified Party under this Section 9 with respect to an indemnity claim shall be reduced by the amount of any payment actually received by such Indemnified Party (or an Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier, net of (a) costs and expenses incurred in pursuing indemnification and/or an insurance claim with respect to such Losses, (b) any increase in premiums to be paid by the Indemnified Party related to the insurance carrier’s payment of such claim, and (c) any taxes to be paid on such insurance payments.

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9.10       Indemnity Payment as Purchase Price Adjustment. Any indemnification payment under Sections 9.2 or 9.3 shall be treated as an adjustment to the Purchase Price for the Membership Interests.

9.11       No Right of Contribution. No Seller shall have any right of contribution or subrogation against any Acquired Company with respect to any breach by Seller (or the Company with respect to the period on or prior to the Closing Date) of any of its representations, warranties, covenants or agreements.

9.12       Acknowledgement   Each Seller acknowledges that, notwithstanding anything in this Agreement to the contrary, the representations, warranties, covenants and agreements of Sellers contained in this Agreement shall not be deemed waived by any investigation by Buyer or any of its officers, directors, employees, counsel, accountants, advisors, representatives, or agents. The right to indemnification, reimbursement or other remedy based upon any of such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or agreement. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any agreement or covenant, will not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty, agreement or covenant.

10.         Termination.

10.1       Termination. This Agreement may be terminated:

(a)          by written agreement of Buyer and Sellers’ Representative;

(b)          by Buyer or Sellers’ Representative, by written notice to the other, if at any time prior to the Closing Date any event shall have occurred or any state of facts shall exist that renders any of the conditions to its obligations as provided in this Agreement incapable of fulfillment; or

(c)          by Buyer or Sellers’ Representative if the Closing shall not have occurred by November 30, 2014 (the “Outside Date”); provided, however, the Outside Date will automatically be extended to December 31, 2014 if as of November 30, 2014 all of the conditions set forth in Section 7 (other than those conditions that by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, other than the condition contained in Section 7.1(e); provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Closing to be consummated on or before such date.

Notwithstanding the foregoing, this Agreement may not be terminated under Section 10.1(b) or 10.1(c) if the Party seeking to terminate is then in default in the performance of any of its or his material obligations under this Agreement or there has been a material breach of, or inaccuracy in, any of its or his representations, warranties, covenants or agreements.

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10.2       Effect of Termination. In the event of termination of this Agreement by the Parties pursuant to Section 10.1, this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party hereto or their respective directors, managers, officers, employees, owners, representatives or Affiliates, and the transactions contemplated hereby shall be abandoned without further action by the Parties, except that the provisions of Section 5.5, this Section 10.2, and Section 11 shall survive the termination of this Agreement; provided, however, that the termination of this Agreement under Sections 10.1(b) or 10.1(c) shall not relieve any Party of any liability for breach of this Agreement prior to the date of termination.

11.         Miscellaneous.

11.1       Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement (each, a “Notice”) shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission (provided, however, that the original copy thereof also is sent by one of the other means specified above in this Section 11.1):

if to Sellers or Sellers’ Representative, to:

Validus Group

3504 Cragmont Drive

Suite 100

Tampa, Florida 33619

Attn: Mario Garcia, Jr.

Facsimile: 813-471-0130

with a copy to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326-1044

Facsimile: 404-365-9532

Attn: Heath D. Linsky, Esq.

with a copy to:

Barnett, Bold, Kirkwood, Long & McBride

601 Bayshore Boulevard, Suite 700

Tampa, Florida 33606

Facsimile: 813-251-6711

Attn: David L. Koche, Esq.

if to Buyer, to:

RCS Capital Corporation

405 Park Avenue, 15th Floor

New York, NY 10022

Facsimile: 646-381-0545

Attn: Ryan Tooley, Esq.

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with a copy to:

with a copy to (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Facsimile: 212-969-2900

Attn:	Peter M. Fass, Esq.

James P. Gerkis, Esq.

or to such other Person or address as any Party shall specify by Notice in writing to the other Parties in accordance with this Section 11.1. Each Notice shall be deemed effective and given upon confirmation of delivery, actual receipt or refusal of receipt or, in the case of facsimile, upon receipt by the sender of a electronic successful transmission confirmation.

11.2       Entire Agreement. This Agreement, including the schedules and exhibits, contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreements among them (whether written or oral) relating to that subject matter, and cannot be changed or terminated orally. Any non-disclosure or confidentiality agreement between Buyer and the Company shall terminate at the Closing. The Company and the Buyer hereby agree that that certain letter agreement dated February 28, 2014 by and between Buyer and the Company is hereby terminated in its entirety with no further obligation or liability of Buyer or the Company thereunder.

11.3       Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the benefit of the Parties. Any breaches of, or inaccuracies in, such representations and warranties are subject to waiver by the Parties without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may not be intended as a statement of fact but may instead represent an allocation among the Parties of the risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or any other date.

11.4       Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed in New York (other than any Law that would cause or permit the application of any Law other than that of the State of New York). Each Party hereby submits to the exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives any objection to the laying of venue of any such suit or proceeding in any such court. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.5       Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

11.6       Waiver. Any party may waive compliance by any other party with any provision of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

11.7       Assignment; No Third Party Beneficiaries. No Party may assign any of its or his rights or delegate any of its or his duties under this Agreement without the consent of the other Parties; provided, however, that, subject to Section 2.4, following the Closing, Buyer may assign all or any of its rights and/or obligations under this Agreement to any Affiliate or subsidiary of Buyer (provided that Buyer shall remain liable for any payment obligations, including the issuance of stock, of Buyer under this Agreement and the other agreements contemplated hereby and entered into herewith) and, following the Closing, in whole or in part to any successor. It is further expressly agreed that Sellers’ assignment of their rights under this Agreement, including rights to receive payment and to enforce their rights to collect such payment, to Sellers’ Representative is expressly permitted. This Agreement is for the sole benefit of the Parties hereto and their successors and permitted assigns and, except for Section 9, nothing herein express or implied shall give or be construed to give to any Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.8       Sellers’ Representative.

(a)          Each Seller hereby irrevocably constitutes, designates and appoints, authorizes and empowers Sellers’ Representative (and each successor appointed in accordance with Section 11.8(c)), as its, sole, exclusive, true and lawful representative, agent and attorney-in-fact of such Seller, with full power of substitution or resubstitution, but without the right to assign its rights or delegate its duties without the prior written consent of Sellers, and subject to Section 11.8(b), to perform all such acts (or to omit from taking any action), on behalf of each Seller, as are required, authorized or contemplated by this Agreement and the transactions contemplated hereby, including the power and authority to: (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement; (ii) determine whether the conditions to Closing in Section 7 have been satisfied; (iii) serve as the named party with respect to any claim for indemnification by any Buyer Indemnified Party and to resolve such claims as Sellers’ Representative in its sole discretion deems appropriate; (iv) give and receive any and all notices pursuant to this Agreement; (v) grant any consent, approval or waiver under this Agreement; (vi) approve waivers, clarifications or post-Closing modifications to this Agreement; (vii) review the Preliminary Statement and provide notice to Buyer under Section 2.3(b)(iv) of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (viii) review each EBITDA Statement and provide notice to Buyer under Section 2.4(a) of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; (ix) resolve or otherwise defend any Buyer Indemnified Party as described herein, acting in good faith, including (A) to resolve a disputed claim for indemnification asserted by any such Buyer Indemnified Party pursuant to Section 9, and (B) to defend any such Buyer Indemnified Party from any Loss under Section 9, including, where appropriate, retaining legal counsel or other advisors in furtherance of that defense; and (x) perform each such act and thing whatsoever that Sellers’ Representative may be or is required to do, or which Sellers’ Representative in its sole discretion determines is desirable to do, pursuant to or to carry out the intent of this Agreement, and to amend or supplement of the foregoing.

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(b)          The grant of authority provided for in this Section 11.8: (i) is coupled with an interest and is being granted, in part, as an inducement to Buyer to enter into this Agreement and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and will be binding on any successor, permitted assign, heir and representative thereto; and (ii) subject to this Section 11.8, may be exercised by Sellers’ Representative acting by signing as Sellers’ Representative of Sellers.

(c)          If Sellers’ Representative or his her or its heirs, representatives, successors and permitted assigns, as the case may be, advise Sellers that it is unavailable to perform it duties hereunder, within three Business Days of notice of such advice, an alternative Sellers’ Representative will be appointed by Sellers. Any references in this Agreement to Sellers’ Representative shall be deemed to include any duly appointed successor Sellers’ Representative.

(d)          Buyer may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of Sellers’ Representative under Section 11.8(c) may continue to rely, without inquiry, upon the actions of Sellers’ Representative as the actions of each Seller in all matters referred to in this Section 11.8. Each Seller hereby authorizes Buyer to disregard any notice delivered or other action taken by any Seller pursuant to this Agreement except for Sellers’ Representative.

(e)          The Seller’s Representative will not be liable to any Seller for any action taken by it in good faith pursuant to this Agreement, and Sellers will jointly and severally indemnify the Sellers’ Representative from any Losses arising out of its serving as the Sellers’ Representative hereunder. The Sellers’ Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of Sellers hereunder, and Buyer agrees that it will not look at the personal assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by Sellers hereunder; provided, however, that the Sellers’ Representative shall indemnify and hold Buyer harmless for any and all Losses related to a claim initiated by a Seller against Buyer for actions taken by the Sellers’ Representative.

11.9       Specific Performance. Each of the Parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action institute in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

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11.10     Conflict Waiver. Notwithstanding that the Company has been represented by Morris, Manning & Martin, LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the other agreements contemplated hereby, the Company agrees that after the Closing the Firm may represent the Sellers’ Representative, the Sellers and/or their affiliates in matters related to this Agreement and the other agreements contemplated hereby, including in respect of any indemnification claims and the provisions of Section 2.  The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

11.11     Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the original or the same counterpart.

11.12     Guarantee. Subject to the terms and conditions set forth in this Agreement, each of the Guarantors guarantees the timely and complete satisfaction of the monetary payment obligations of the Buyer as set forth in this Agreement and the other agreements contemplated hereby and entered into herewith.

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IN WITNESS WHEREOF, the parties hereto have caused this Membership Interest Purchase Agreement to be executed and delivered on the date first written above.

BUYER:

RCS CAPITAL CORPORATION

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

GUARANTORS (solely for purposes of Section 11.12)

AMERICAN NATIONAL STOCK TRANSFER, LLC
By: RCS Capital Holdings, LLC, its sole member
By: RCS Capital Corporation, its sole member

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

RCS ADVISORY SERVICES, LLC
By: RCS Capital Holdings, LLC, its sole member
By: RCS Capital Corporation, its sole member

By:	/s/ Edward M. Weil, Jr.
Name: Edward M. Weil, Jr.
Title: President

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SELLERS:

STRATEGIC CAPITAL COMPANIES, LLC

By:	/s/ Patrick J. Miller
Name: Patrick J. Miller
Title:

CARTER VALIDUS HOLDINGS I, LLC

By:	/s/ Mario Garcia, Jr.
Name: Mario Garcia, Jr.
Title:

SELLERS’ REPRESENTATIVE:

By:	/s/ Mario Garcia, Jr.
Name: Mario Garcia, Jr.
Title:

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INDIVIDUAL SELLER:

(solely for purposes of Section 5.7, Section 6 and Section 11)

By:	/s/ Mario Garcia, Jr.
Name: Mario Garcia, Jr.
Title:

EXECUTIVES:

(solely for purposes of Section 5.7, Section 6 and Section 11)

/s/ Kenneth Jaffe

/s/ Patrick Miller

/s/ Dennis Michael McDaniel

/s/ Robert Mark Brandenberger

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Exhibit A

Definitions

For purposes of this Agreement:

“2015 Earn-Out Amount” means an amount equal to, in the aggregate, (a) 0.25 multiplied by (b) the product of (i) 7.0 and (ii) the 2015 EBITDA; provided, however, that if the following calculation produces a result (X) greater than 8.0:

X = (Y / 0.75) / Z

Where:

Y equals the sum of (a) $80,000,000 and (b) the 2015 Earn-Out Amount; and

Z equals the 2015 EBITDA.

then the 2015 Earn-Out Amount shall be the greater of (a) the amount that produces, in the calculation above, a result (X) equal to 8.0 and (b) zero.

“2016 Earn-Out Amount” means an amount equal to, in the aggregate, (a) 0.25 multiplied by (b) the product of (i) 6.5 and (ii) the 2016 EBITDA; provided, however, that if the following calculation produces a result (X) greater than 8.0:

X = Y / Z

Where:

Y equals the sum of (a) $80,000,000, (b) the 2015 Earn-Out Amount and (c) the 2016 Earn-Out Amount; and

Z equals the 2016 EBITDA.

then the 2016 Earn-Out Amount shall be the greater of (a) the amount that produces, in the calculation above, a result (X) equal to 8.0 and (b) zero.

“2015 EBITDA” has the meaning set forth in Section 2.4(b)(i); provided, that for purposes of this Agreement, the 2015 EBITDA shall not be less than zero.

“2016 EBITDA” has the meaning set forth in Section 2.4(b)(ii); provided, that for purposes of this Agreement, the 2016 EBITDA shall not be less than zero.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, grievance, arbitration, investigation, opposition, interference, hearing, mediation, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

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“Actual Closing Cash Consideration” has the meaning set forth in Section 2.3(c).

“Advisory Contracts” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any Client to which any Acquired Company is a party.

“Affiliate” of a specified Person means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the Preamble and includes all exhibits and schedules hereto.

“Allocation Notice” has the meaning set forth in Section 2.5.

“Antitrust Laws” means the Sherman Act, 15 United States Code §§ 1-7, as amended; the Clayton Act, 15 United States Code §§ 12-27, 29 United States Code §§ 52-53, as amended; the Hart Scott Rodino Antitrust Improvements Act of 1976; the Federal Trade Commission Act, 15 United States Code §§ 41-58, as amended; and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable Accounting Principles” means GAAP, consistently applied.

“Assets” means, with respect to each Acquired Company, such Acquired Company’s properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business).

“Audited Financials” has the meaning set forth in Section 3.7(a).

“Basket Amount” has the meaning set forth in Section 9.4.

“Broker-Dealer” means a “broker” or “dealer” (as defined in Sections 3(a)(4) and 3(a)(5) of the Exchange Act).

“Business” means the business and operations conducted, by the Acquired Companies as of the date of this Agreement and as of the Closing Date.

“Business Contracts” has the meaning set forth in Section 3.15.

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Excepted Matters” has the meaning set forth in Section 9.1(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2.

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“Buyer Material Adverse Effect” means any fact, event, circumstance or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (a) the financial condition, business, Assets (taken as a whole), Liabilities (taken as a whole), or results of operations of Buyer and its Subsidiaries, or (b) the ability of Buyer or any successor to perform any of its obligations under this Agreement.

“Buyer Returns” has the meaning set forth in Section 5.8(b).

“Cap” means an amount equal to $8,000,000 plus 10.0% of any Earnout Payments; provided, that the Cap shall not exceed $17,000,000.

“Change of Control” means any of (a) a sale or other disposition of all or substantially all of the assets of any Acquired Company to any Person who is not an Affiliate of Buyer, or (b) a merger, consolidation, recapitalization or other transaction in which any Person who is not an Affiliate of Buyer, in each case on the Closing Date, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the combined voting power of all equity interests in any Acquired Company.

“Client” means any Person for which an Acquired Company acts as investment advisor, manager, sub-advisor, sub-manager or in another similar capacity pursuant to an Advisory Contract or otherwise.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Consideration” means an amount equal to (a) $60,000,000 minus (b) the Debt of the Acquired Companies as of immediately prior to the Closing plus (c) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital minus (d) the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital minus (e) the Transaction Expenses.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“Closing Stock Consideration” has the meaning set forth in Section 2.2.

“Closing Stock Price” means the weighted average closing price of Issuer Common Stock, as reported by Bloomberg, for the ten trading days immediately prior to the applicable date on which Issuer Common Stock is to be issued hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of each of John Carter, Mario Garcia, Jr., Mark Brandenberger, Patrick J. Miller, Michael McDaniel and Kenneth Jaffe.

“Compensation” means, with respect to any Person, all wages, salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly by an Acquired Company to such Person or Affiliates of such Person.

“Confidential Information” means (a) information of any Acquired Company that (i) relates to the Business and (ii) is not generally known to the Acquired Company’s competitors and (b) information of any Acquired Company that constitutes a trade secret as defined by applicable Law. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

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“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including the acquisition of the Membership Interests.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money of such Person, (b) evidenced by bonds, debentures, specified notes or similar instruments, (c) under any conditional sales or other title retention agreements relating to property purchased by such Person, (d) for the deferred purchase price of property or services (excluding trade accounts payable incurred in the Ordinary Course of Business), (e) under any capital lease obligations or any other similar capital obligations, (f) under any synthetic lease obligations or any other similar lease obligations, (g) any purchase money obligations, (h) as an account party in respect of any letters of credit or bankers’ acceptances, (i) under any derivative agreements or any other similar agreements (including interest-rate, exchange-rate, commodity and equity-linked agreements), (j) in respect of off-balance-sheet agreements or transactions that are in the nature of, or in substitution of, financings, (k) of any other Person of the type specified in any of the foregoing clauses, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, (l) of the type specified in any of the foregoing clauses which is secured (or, pursuant to an existing right, could be secured at a later date) by a Lien on any property of such Person, or (m) for penalties or collection costs in respect of any of the foregoing.

“Earnout Payment” means any amounts payable under Section 2.4(b).

“Earnout Period” has the meaning set forth in Section 2.4(c)(i).

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“EBITDA” means, for any applicable period, net income, plus, without duplication and to the extent reflected as a charge against such net income for such period, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) Extraordinary Items, and (e) general corporate expense allocations to the extent not relating to incurred costs, expenses or services attributable to the Company, in each case calculated in accordance with GAAP, and adjusted to disregard (i) the EBITDA, either positive or negative, of the Securities Business (ii) any compensation of the Executives in excess, in the aggregate, of the sum of (A) $1,500,000, plus (B) the amount of any “Annual Incentive Bonus” (as defined in their respective employment agreements) paid or reasonably expected to be paid in respect of such applicable period not to exceed $1,750,000, and (iii) any cash contributed or funded to an Acquired Company by Buyer or any of its Affiliates (other than an Acquired Company).

“EBITDA Statement” has the meaning set forth in Section 2.4(a)(i).

“Employee Benefit Plan” has the meaning set forth in Section 3.16(a).

“Employment Agreements” means each of the employment agreements entered into as of the date hereof by and between each of the Executives and the Company.

“Environmental Laws” means Laws relating to pollution, the protection of human health or the environment, including laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation and any and all equity or ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or rights to purchase or otherwise acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.16(a).

“Estimated Debt” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Executives” means Kenneth Jaffe, Mark Brandenberger, Michael McDaniel and Patrick J. Miller.

“Extraordinary Items” means those items meeting the definition of FASB 145.

“Final Closing Statement” has the meaning set forth in Section 2.3(b)(iii).

“Financial Advisor” means (a) Investment Advisers or persons who are supervised persons of, or persons associated with, an Investment Adviser (in each case as defined in the Investment Advisers Act); and (b) Broker-Dealers (or associated persons thereof, as defined in the Exchange Act).

“Financial Statements” has the meaning set forth in Section 3.7(a).

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“FINRA” means the Financial Industry Regulatory Authority, Inc. and any successor thereto.

“Form BD” has the meaning set forth in Section 3.25(b).

“GAAP” means generally accepted accounting principles consistently applied in the United States as in effect from time to time.

“Governmental Approvals” means Consent of, with or to any Governmental Authority approval or application for approval from any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976.

“Individual Seller” means Mario Garcia, Jr.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Issuer Common Stock” has the meaning set forth in Section 2.2.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“Lien” means any security interest, lien (statutory or otherwise), pledge, levy, charge (including Tax charges), escrow, encumbrance, right of recovery, option, restriction, right of first refusal, conditional sale contract, title retention contract, easement, title defect, exception to title, encroachment, right of way, mortgage, hypothecation, Governmental Order or other encumbrance of any kind or security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral.

“Losses” has the meaning set forth in Section 9.2.

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“Intellectual Property” has the meaning set forth in Section 3.18(a).

“Material Adverse Effect” means any fact, event, circumstance or change that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the financial condition, Business, Assets (taken as a whole), Liabilities (taken as a whole), or results of operations of the Acquired Companies or (ii) the ability of the Company or any Seller to perform any of their respective obligations under this Agreement.

“Materials of Environmental Concern” has the meaning set forth in Section 3.22(a).

“Membership Interests” has the meaning set forth in Section 1.

“Most Recent Balance Sheet” has the meaning set forth in Section 3.7(a).

“Most Recent Financial Statements” has the meaning set forth in Section 3.7(a).

“Net Working Capital” means an amount equal to the total current assets of the Acquired Companies minus the total current liabilities of the Acquired Companies, calculated as of the close of business on the day immediately preceding the Closing Date and in accordance with the Applicable Accounting Principles and in the manner set forth on Exhibit B hereto. The Advance shall not be included in the calculation of Net Working Capital.

“Neutral Auditors” has the meaning set forth in Section 2.3(b)(iv).

“Non-Compete Parties” means the Sellers, the Executives and the Individual Seller.

“Notice of Disagreement” has the meaning set forth in Section 2.4(a)(i).

“Objection Notice” has the meaning set forth in Section 2.3(b)(iv).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital) in the normal day-to-day operations of such Person.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Payment Instructions” has the meaning set forth in Section 2.2.

“Permits” means, with respect to any Person, any material license, accreditation, bond, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

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“Permitted Liens” means (a) statutory liens for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith and with respect to which adequate reserves have been made, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business that are not yet due and payable or that are being contested in good faith and with respect to which adequate reserves have been made, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any leased real property which are not violated by the current use and operation of such leased real property and do not adversely affect the value or cost of operation of such leased real property, and (d) Lien of record (excluding any Lien that secures indebtedness or that can be discharged by the payment of a liquidated amount prior to, at, or after the Closing Date) affecting title to but not adversely affecting in any material respect the value or cost of operation of, or the current occupancy or use of, any leased real property.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Post-Close Cash Consideration” has the meaning set forth in Section 2.2.

“Post-Closing Tax Period” means (a) any Tax Period or portion thereof beginning after the Closing Date, and (b) the portion of any Straddle Period beginning the day immediately after the Closing Date and ending on the last day of the Straddle Period.

“Pre-Closing Tax Period” means (a) any Tax Period or portion thereof ending on or before the Closing Date, and (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.

“Preliminary Allocation Statement” has the meaning set forth in Section 2.5.

“Preliminary Statement” has the meaning set forth in Section 2.3(b)(i).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” has the meaning set forth in Section 3.12(a).

“Real Property Leases” has the meaning set forth in Section 3.12(a).

“Restricted Period” means the period beginning on the Closing Date and ending on the second anniversary of the Closing Date; provided, that if an Executive’s employment with an Acquried Company is terminated by the Company for Cause (as defined in such Executive’s Employment Agreement) or by such Executive without Good Reason (as defined in such Executive’s Employment Agreement), the Restricted Period for such Executive shall be the period beginning on the Closing Date and ending on the later of (i) the second anniversary of the Closing Date and (ii) the date that is eighteen months after the termination of such Executive’s employment.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Business” means business operations consistent with the broker dealer entity SC Distributors, LLC as of the date of this agreement.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

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“Seller Excepted Matters” has the meaning set forth in Section 9.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Seller Returns” has the meaning set forth in Section 5.10(b).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“SIPC” means Securities Investor Protection Corporation.

“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Tax Matter” has the meaning set forth in Section 5.10(d)(ii).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Successor” means the acquirer in a Change of Control.

“Target Working Capital” means $2,000,000.

“Tax” or “Taxes” means with respect to any Person (a) any and all federal, state, local, foreign and other taxes, customs, duties, governmental fees or other like assessments or charges, including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyance, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental, windfall profits or other taxes of any kind imposed by any Tax Authority, together with any and all interest, penalties, additions to tax and additional amounts imposed by any Tax Authority responsible for the imposition of any such tax (domestic or foreign) whether such tax is disputed or not, and (b) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person by contract, as a transferee or successor to another Person, or under Treasury Regulations Section 1.1502-6 or any analogous provisions of state, local, foreign or other Tax Law.

“Tax Authority” means any Governmental Authority exercising any taxing or Tax regulatory authority.

“Tax Matter” has the meaning set forth in Section 5.10(d)(i).

“Tax Period” or “Taxable Period” means any period prescribed by any Tax Authority for with a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Returns” means any and all returns, declarations, forms (including elections, declarations or amendments), claims for refund, or information returns or statements, reports and forms relating to Taxes, including estimated Taxes, filed with any Tax Authority (including any schedule or attachment thereto), including any amendment thereof.

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“Tax Sharing Agreement” means any written agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any of the Acquired Companies and any Person (other than the indemnity provided pursuant to this Agreement).

“Transaction Expenses” means the costs, fees and expenses (including legal, accounting, investment banking, advisory and other costs, fees and expenses) of the Acquired Companies and/or Sellers incurred or committed to in connection with the negotiation, execution and consummation of this Agreement and the Contemplated Transactions, including in respect of severance, change of control payments, transaction fees, stock appreciation rights payments, stay bonuses, retention bonuses, transaction bonuses, and other bonuses and similar Liabilities due or arising (either alone or in combination with any other event) as a result of or in connection with the consummation of the Contemplated Transactions.

“Transfer Taxes” has the meaning set forth in Section 5.10(f).

“Treasury Regulations” means United States treasury regulations promulgated under the Code.

“WARN Act” has the meaning set forth in Section 3.20.

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Schedule 2.4(d)

Operational Guidelines

Pursuant to Section 2.4(d) of Membership Interest Purchase Agreement dated as of May 19, 2014 (the “Purchase Agreement”), the Buyer, the Sellers and the Sellers’ Representative agree to use commercially reasonable efforts to operate the Acquired Companies and the business of each, as follows during the Earnout Period (capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms set forth in the Purchase Agreement):

1.          General Terms. (a) The wholesale broker dealer business of the Acquired Companies (the “Securities Business”) will initially be operated on a stand-alone basis under its current brand, but Buyer expects to, and may, integrate the Securities Business into its existing business, and (b) the existing business of Strategic Capital Advisory Services, LLC, including those relating to the offering of strategic and related services and the receipt of fees and distributions from the sponsors of investment programs (the “Advisory Business”) will initially be operated on a stand-alone basis under its current brand, but Buyer expects to, and may, with the consent of Sellers’ Representative and a majority of Existing Management (which shall not be unreasonably withheld, delayed or conditioned) integrate the Advisory Business into Buyer’s existing business. The term “Business” refers to the on-going business of the Securities Business and the Advisory Business during the Earnout Period. The term “Existing Management” refers to each of Patrick Miller, Kenneth Jaffe and Michael McDaniel, so long as they are employed by the Business. Nothing in this Schedule 2.4(d) shall be interpreted or construed to be a guarantee of continued employment with the Acquired Companies or the Business.

2.          Books and Records; General Operation of the Business. The Buyer will maintain separate books and records for the Business and the current executive management of the Acquired Companies consisting of Patrick Miller, Kenneth Jaffe and Michael McDaniel (“Existing Management”) will enter into employment agreements with Buyer’s designee to be effective concurrently with the closing of transactions contemplated by the Purchase Agreement and except as otherwise contemplated by these Operational Guidelines, will continue to manage the Advisory Business, and the Securities Business each on a day-to-day basis in the Ordinary Course of Business except as otherwise provided herein or in the Purchase Agreement; provided that, this provision shall not be construed to be a guarantee of continued employment with the Business. References under this Schedule 2.4(d) to (a) Existing Management shall mean the members of Existing Management then employed by the Business, and (b) Sellers’ Representative shall mean the then-current Sellers’ Representative.

3.          Operations Consistent with Past Practice; Budget. Without the consent of Sellers’ Representative and a majority of Existing Management (which shall not be unreasonably withheld, delayed or conditioned), the Buyer will not take any action that could reasonably be expected to require Existing Management to operate the Business in a manner that is inconsistent with the business of the Acquired Companies’ past practice or polices, except for such changes reasonably deemed by Buyer, in consultation with Existing Management, to be necessary to respond to or comply with applicable law and regulation (including changes thereto) and such other changes to the Business consented to by a majority of Existing Management (which consent shall not be unreasonably withheld, delayed or conditioned) required to respond to competitive factors affecting or threatening to impact the Business. Existing Management will prepare annual budgets for the review and reasonable approval of Buyer, which shall not be unreasonably withheld, delayed or conditioned (the “Budgets”). Subject to approved Budgets, Existing Management will control budgetary decisions of the Business to the extent such budget item would affect the EBITDA. If Existing Management is no longer employed at the Business then (a) all references to Existing Management in this Schedule 2.4(d), and all rights and obligations thereof, shall be replaced with references to Sellers’ Representative, who shall have all such rights and obligations, (b) Buyer shall use commercially reasonable efforts to manage the Business in a manner that would not negatively impact the Earnout Payments, and (c) during the Earnout Period, Buyer shall provide Existing Management and Sellers’ Representative with monthly reports and reasonable access for themselves and their agents to the books and records of the Business.

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4.          Current Agreements. The Buyer will not (a) change the Business’ fees to, or services provided by, the Business, and will not amend any current agreements between the Acquired Companies and (i) a current Sponsor or (ii) a retail broker-dealer, in a manner that negatively affects the Earnout Payments, and (b) sell the Business’ services under a different fee model than that determined by Existing Management, in either case without the consent of a majority of Existing Management (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the Business will not be permitted to offer any discounts, promotional specials or other programs that would incur future liabilities beyond the Earnout Period other than in the Ordinary Course of Business; and provided further, that in each case above, Buyer, shall be permitted to make such changes reasonably deemed by Buyer, in consultation with Existing Management, to be necessary to respond to or comply with applicable law and regulation (including changes thereto) and such other changes to the Business consented to by a majority of Existing Management (which consent shall not be unreasonably withheld, delayed or conditioned) required to respond to competitive factors affecting or threatening to impact the Business.

5.          Resources. Except as otherwise provided herein or therein, Buyer shall operate the Business in a manner consistent with past practice and as contemplated by this Agreement and the other agreements contemplated hereby and entered into herewith, and shall not impede Existing Management from employing, engaging or otherwise utilizing such experienced employees, contractors and agents (which employees, agents and contractors shall report to Existing Management), as to permit the Business to function in a manner consistent with its past practice. For the avoidance of doubt, the Buyer shall not deny Existing Management the level of resources reasonably comparable to those provided to Buyer’s other comparable programs, including capital and operational resources, and shall not disadvantage the Business as compared to the Buyer’s other comparable businesses.

6.          Location of Advisory Business. Other than pursuant to the consent of Existing Management, (which shall not be unreasonably withheld, delayed or conditioned), the primary operations of the Advisory Business shall be located in Orange County, California; provided that, this provision shall not be construed to be a guarantee of continued employment with the Advisory Business.

7.                          Replacement Sponsors; New Selling Agreements. Subject to Buyer’s reasonable consent (which shall not be unreasonably withheld, delayed or conditioned), the Business may add Replacement Sponsors and provide additional services to the current and any Replacement Sponsors in a manner not inconsistent with the fees and arrangements with the Acquired Companies’ current Sponsors. Existing Management may enter into any Selling Agreements on behalf of the Business, provided, however, that any Selling Agreement that would limit the offerings of Buyer’s programs other than those in the Business must be reasonably acceptable to Buyer (which shall not be unreasonably withheld, delayed or conditioned), including adjustments to, and reallowances for, the offerings of each Sponsor and its sponsored programs. The determination of 2015 EBITDA and 2016 EBITDA will only include EBITDA generated by the following products (and any follow-on offering or similar product sponsored by such sponsor and/or an affiliate of such sponsor) and from any replacement sponsors: Carter Validus Mission Critical REIT, Inc., Carter Validus Mission Critical REIT II, Inc., TriLinc Global Impact Fund, LLC, Sierra Income Corporation, RREEF America Property Income Trust, Inc., and Greenbacker Renewable Energy Company, LLC (the “Sponsors”).

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Schedule 7.2(d)

1.          Greenbacker Renewable Energy Company Acknowledgment Agreement

2.          TriLinc Global, LLC Acknowledgment Agreement

3.          Sierra Income Corporation Acknowledgment Agreement

4.          RREEF Acknowledgment Agreement

5.          RREEF Wholesaling Agreement

6.          RREEF Side Letter Agreement

7.          Medley Letter Agreement dated January 23, 2014

8.          Letter agreement dated January [ ], 2014 by and between the Company and Carter / Validus REIT Investment Management Company, LLC,

9.          Limited Liability Company Agreement of Carter Validus Advisors Holdings II, LLC dated January [ ], 2014

10.         Limited Liability Company Agreement of Carter Validus Advisors Holdings, LLC

11.         Advisory Agreement dated as of November 15, 2010 by and between Carter Validus Mission Critical REIT, Inc., Carter/Validus Operating Partnership, LP and Carter/Validus Advisors, LLC

Schedule 9.2(f)

Indemnification by Sellers

Litigation and disputes with O’Donnell Strategic Industrial REIT described in Schedule 3.13(a).